UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )

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CarMax, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow CarMax Shareholders:

I am pleased to invite you to attend the 2025 annual meeting of CarMax, Inc. shareholders, which will be held on Tuesday, June 24, 2025. The attached notice of annual shareholders meeting and proxy statement are your guides to the meeting.

In fiscal 2025, we delivered robust year-over-year earnings growth as we drove unit volume increases in sales and buys, materially increased gross profit, grew CarMax Auto Finance income, and realized additional cost efficiencies. We achieved significant progress during fiscal 2025 on our strategic initiatives, including the nationwide rollout of our customer shopping accounts, the addition of new shopping information and tools to our website geared towards electric vehicles, and progress on CarMax Auto Finances’s full-spectrum credit model. Our associates, stores, technology and digital capabilities, all seamlessly tied together, enable us to provide the most customer centric car buying and selling experience. We believe this is a competitive advantage that gives us access to the largest total addressable market in the used car space, providing a strong runway for future growth.

Shareholders will be able to attend and participate in the virtual meeting online, including voting shares and submitting questions. Instructions and information on how to participate in the meeting can be found on page 69 of the proxy statement.

We also are pleased to furnish proxy materials to shareholders primarily over the internet. On or about May 8, 2025, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and to vote online. Internet distribution of our proxy materials expedites receipt by shareholders, lowers the cost of the annual shareholders meeting, and conserves natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Whether or not you will be attending our virtual annual shareholders meeting, your vote is very important to us. I encourage you to cast your ballot by internet, by telephone, by mail (if you request a paper copy), or during the annual shareholders meeting.

Thank you for your continued trust in CarMax.

Sincerely,

Thomas J. Folliard
Chair of the Board of Directors
May 8, 2025

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

When:	Tuesday, June 24, 2025, at 1:00 p.m., Eastern Time
Where:	This year’s meeting is a virtual annual shareholders meeting held at: www.virtualshareholdermeeting.com/KMX2025
Items of Business:	(1)	To elect the ten directors named in the proxy statement to our Board of Directors.
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm.
	(3)	To vote, on an advisory basis, to approve the compensation of our named executive officers.
	(4)	To vote on the shareholder proposal described in the accompanying Proxy Statement, if properly presented at the meeting.
	(5)	To transact any other business that may properly come before the annual shareholders meeting or any postponements or adjournments thereof.
Who May Vote:	You may vote if you owned CarMax common stock at the close of business on April 17, 2025.

By order of the Board of Directors,

John M. Stuckey, III
Senior Vice President, General Counsel
and Corporate Secretary
May 8, 2025

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. For more complete information, please review this entire proxy statement and CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

Business Highlights
In fiscal 2025, we returned to growth achieving increases in net earnings, comparable store used until sales, and CarMax Auto Finance income. Additional information about our fiscal 2025 results can be found in our Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

Earnings
Net earnings per diluted share increased 6.3% to $3.21. Net earnings per diluted share during fiscal 2025 included a negative impact of $0.06 resulting from an Edmunds lease impairment charge. Net earnings per diluted share during fiscal 2024 included a benefit of $0.32 in connection with proceeds from a legal settlement. Net earnings per diluted share excluding both of these impacts increased 21.1% in fiscal 2025.

Units	Total used unit sales increased 3.1% and comparable store used unit sales increased 2.2%. Total wholesale units decreased 0.4%.
CarMax Auto Finance	CarMax Auto Finance (“CAF”) finished the year with income of $581.7 million, an increase of 2.4% over the prior year.
Market Share
CarMax’s share of the nationwide age 0-10 year old used vehicle market remained at 3.7% in calendar year 2024. Gains in the back half of the year offset losses in the first half of the year, reflecting the positive momentum across our business.

Strategic Initiatives and Accomplishments
Across our diversified business model incorporating retail, wholesale, finance and Edmunds, we made a number of enhancements and expanded our ability to source, sell, and finance vehicles. We also opened five new stores and one stand-alone auction facility in Chino, California.

Twenty-first Year on Fortune “Best Companies” List	We were named by Fortune magazine as one of its 100 Best Companies to Work For® for the twenty-first year in a row.

Key Corporate Responsibility and Governance Practices

Annual election of all directors	Proxy access adopted
8 of 10 director nominees are independent	Annual “say on pay” vote
Annual Responsibility Reporting	Board oversight of risk management program
Active Shareholder Engagement Practices	Technology and Innovation Committee
Short- and Long-Term Greenhouse Gas Emission Reduction Targets	Shareholder right to call a special meeting
Majority voting for directors

Annual Meeting of Shareholders

When	Tuesday, June 24, 2025, at 1:00 p.m., Eastern Time
Where	This year’s meeting is a virtual-only annual shareholders meeting. There will be no in-person meeting location.
Who May Attend the Virtual Meeting	All shareholders as of the record date may attend the meeting.
Record Date	April 17, 2025
Virtual Meeting Website	www.virtualshareholdermeeting.com/KMX2025

Voting Matters and Board Recommendations

Agenda Item		Board Recommendation	Page of Proxy Statement

1.	Election of Directors	FOR each Director nominee	4
2.	Ratification of Auditors	FOR	20
3.	Advisory Approval of Executive Compensation	FOR	23
4.	Shareholder Proposal regarding a Shareholder Special Meeting Right	AGAINST	64

Virtual Annual Meeting Attendance

This year our annual shareholders meeting will again be held virtually; there will be no in-person meeting location. We are committed to ensuring, to the extent possible, that shareholders will be afforded the ability to participate at the virtual meeting similarly to how they would participate at an in-person meeting. Shareholders will be able to attend and participate in the virtual meeting, including voting their shares and asking questions.

To attend and participate in our annual meeting:

•Visit www.virtualshareholdermeeting.com/KMX2025
•Enter the 16-digit control number listed on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

Our annual meeting will begin promptly at 1:00 p.m., Eastern Time, on June 24, 2025. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure you can hear the streaming audio. You may begin to log into the virtual platform beginning at 12:45 p.m., Eastern Time, on June 24, 2025. Additional instructions and information on how to participate can be found on page 69.

Next Year’s Annual Shareholders Meeting

Expected Date of 2026 Annual Shareholders Meeting	June 23, 2026
Deadline for Shareholder Proposals	January 8, 2026

PROPOSAL ONE: ELECTION OF DIRECTORS

We are asking you to vote for the election of the ten director nominees listed on the following pages. Our Board has nominated these individuals at the recommendation of our independent Nominating and Governance Committee. The Committee based its recommendation on, among other things, the results of an annual Board and peer evaluation process, as well as the integrity, experience, and skills of each nominee. All of the nominees are current directors who were elected by shareholders at our 2024 annual meeting.

Ronald E. Blaylock, a director since 2007, has decided not to stand for reelection at this year’s annual meeting. The Board of Directors thanks Mr. Blaylock for his many contributions over the years and his valuable insight to the Board.

Our Board is declassified and elected on an annual basis. Accordingly, each director nominee is standing for election to hold office until our 2026 annual meeting of shareholders. CarMax uses a majority vote standard for the election of directors. This means that to be elected in uncontested elections, each nominee must be approved by the affirmative vote of a majority of the votes cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the Board nominates one.

The table below summarizes the key experience and skills of our director nominees and it highlights the balanced mix of experience and skills of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board.

	Peter J. Bensen	Sona Chawla	Thomas J. Folliard	Shira Goodman	David W. McCreight	William D. Nash	Mark F. O’Neil	Pietro Satriano	Marcella Shinder	Mitchell D. Steenrod
Leadership and Industry Experience
Other Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓	✓		✓
CEO/COO/ Division President		✓	✓	✓	✓	✓	✓	✓
CFO	✓									✓
Relevant Industry Experience		✓	✓	✓	✓	✓	✓		✓	✓
Functional Expertise
Accounting & Finance	✓					✓				✓
Innovation and Disruption		✓	✓	✓	✓	✓	✓	✓	✓
Data Analytics		✓	✓		✓	✓	✓	✓	✓	✓
E-commerce		✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology & Cyber	✓	✓			✓	✓	✓		✓	✓
Logistics		✓				✓		✓		✓
Product, Marketing & Media		✓	✓	✓	✓	✓	✓	✓	✓
Regulatory			✓			✓	✓			✓
Human Capital Management			✓	✓	✓	✓	✓	✓	✓	✓
Risk Oversight	✓		✓			✓	✓	✓		✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

The following pages include information about the nominees. This information includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a CarMax director. The Board recommends a vote FOR each of the nominees.

PETER J. BENSEN Director since: 2018 Age: 62 Independent
Mr. Bensen retired from McDonald’s Corporation, following a 20-year career, in 2016. He served as Chief Administrative Officer of McDonald’s from 2015 to 2016. Before that he served as Corporate Executive Vice President and Chief Financial Officer of McDonald’s from 2008 to 2014, when he was promoted to Corporate Senior Executive Vice President and Chief Financial Officer, a position he held until 2015. During his tenure as Chief Administrative Officer and Chief Financial Officer, Mr. Bensen also had oversight responsibility for information technology, supply chain, and other support departments. Before joining McDonald’s in 1996, Mr. Bensen was a senior manager at Ernst & Young LLP.

Qualifications
Mr. Bensen’s long-standing service as the chief financial officer, and in other administrative, financial, and accounting roles, at a global, iconic company qualify him to serve on our Board. He brings to our Board extensive management experience and financial expertise, as well as his background as a key executive helping to shape McDonald’s strategic response to a changing market environment.

Other Current Directorships Lamb Weston Holdings, Inc.	Other Directorships within Past 5 Years None.

SONA CHAWLA Director since: 2017 Age: 57 Independent
Ms. Chawla has served as the Chief Growth and Innovation Officer at CDW Corporation, a leading technology solutions provider to business, government, education and healthcare customers, since January 2020. She is responsible for strategy and corporate development, digital and e-commerce, technology, information security, marketing, and product and partner management. Prior to joining CDW, she was President of Kohl’s Corporation from May 2018 to October 2019. Ms. Chawla joined Kohl’s in November 2015, serving as Chief Operating Officer until September 2017 and as President-Elect from September 2017 to May 2018. At Kohl’s, her responsibilities encompassed omnichannel operations, including stores, e-commerce, technology, information security, logistics & supply chain, and corporate strategy. Before joining Kohl’s, Ms. Chawla served at Walgreens as its President of Digital and Chief Marketing Officer from February 2014 to November 2015 and as its President, E-commerce from January 2011 to February 2014. Prior to joining Walgreens, Ms. Chawla was Vice President of Global Online Business at Dell, Inc. Before Dell, Ms. Chawla worked at Wells Fargo’s Internet Services Group, where she held several roles, including Executive Vice President of Online Sales, Service and Marketing. Ms. Chawla holds a CERT certification in Cybersecurity Oversight from the Software Engineering Institute of Carnegie Mellon University.

Qualifications
As Chief Growth and Innovation Officer at a leading business technology company that specializes in providing products, solutions and services, Ms. Chawla brings the perspective of an executive driving innovation for businesses accelerating their digital transformation and responding to the evolving technology landscape. Her background and operating executive experience in retail, including e-commerce, omnichannel strategy, store operations, logistics, and information and digital technology strengthen the business and strategic insight of our Board.

Other Current Directorships None.	Other Directorships within Past 5 Years None.

THOMAS J. FOLLIARD Director since: 2006 Age: 60 Non-Executive Chair of the Board
Mr. Folliard has been the Non-Executive Chair of the Board of CarMax since August 2016. He joined CarMax in 1993 as senior buyer and became Director of Purchasing in 1994. He was promoted to Vice President of Merchandising in 1996, Senior Vice President of Store Operations in 2000 and Executive Vice President of Store Operations in 2001. Mr. Folliard served as President and Chief Executive Officer of CarMax from 2006 to February 2016 and retired as Chief Executive Officer in August 2016.

Qualifications
During his ten years as CEO, Mr. Folliard successfully led CarMax through the Company’s establishment as a national brand and a time of significant growth, during which its store base and total revenues more than doubled and its net income quadrupled. With his long tenure at CarMax, Mr. Folliard brings to the board significant executive experience and in-depth knowledge of our company, the auto retail industry, and the continued deployment of technology within the industry.

Other Current Directorships PulteGroup, Inc.	Other Directorships within Past 5 Years None.

SHIRA GOODMAN Director since: 2007 Age: 64 Independent
Ms. Goodman was the Chief Executive Officer of Staples, Inc. Ms. Goodman joined Staples in 1992 and held a variety of positions of increasing responsibility in general management, marketing and human resources, including serving as Executive Vice President, Marketing from 2001 to 2009, Executive Vice President, Human Resources from 2009 to 2012, Executive Vice President, Global Growth from 2012 to 2014, President, North American Commercial from 2014 to 2016, President, North American Operations from February to June 2016, Interim Chief Executive Officer from June to September 2016, and Chief Executive Officer from September 2016 to January 2018. From 1986 to 1992, Ms. Goodman worked at Bain & Company and helped develop the business plan for Staples’ initial delivery business. This business subsequently grew into a leading e-commerce site under Ms. Goodman’s leadership while at Staples. Ms. Goodman served at Charlesbank Capital Partners, a private equity firm, from 2019 to 2024 as an Advisory Director. At Charlesbank, Ms. Goodman provided strategic guidance to B2B and B2C companies. Ms. Goodman also provides executive coaching services to business and non-profit leaders.

Qualifications
Ms. Goodman’s experience as the chief executive and senior executive in other leadership positions in operations, retail marketing, human resources and business growth at an internationally renowned retailer qualify her to serve on our Board. During her years at Staples, the company underwent a robust digital transformation and grew from a mid-sized US retailer into a global multi-channel distributor with a powerful presence in retail, e-commerce and B2B delivery.

Other Current Directorships CBRE Group, Inc. Burlington Stores, Inc.	Other Directorships within Past 5 Years Henry Schein, Inc. (2018-2021)

DAVID W. MCCREIGHT Director since: 2018 Age: 62 Independent
Mr. McCreight served as Executive Chair of Lulu’s Fashion Lounge Holdings, Inc., an online retail platform for women’s apparel and accessories, from 2023 to 2024, and he served as the Chief Executive Officer of Lulu’s from 2021 to March 2023. Lulu’s is a customer-driven, digitally-native fashion brand serving millions of Millennial and Gen Z consumers. Mr. McCreight also served as President of Urban Outfitters, Inc., parent of Urban Outfitters, Anthropologie Group, and Free People consumer brands whose products are distributed internationally through their digital, retail, and wholesale channels, from 2016 to 2018, and Chief Executive Officer of Anthropologie from 2011 to 2018. During his tenure as CEO of Anthropologie, Mr. McCreight led the company’s transformation from a store-centric brand to a best-in-class omnichannel platform while enhancing its customers’ brand experience. Previously, Mr. McCreight served as President of Under Armour from 2008 until 2010; and he was President, from 2005 to 2008, and Senior Vice President, from 2003 to 2005, of Lands’ End.

Qualifications
Mr. McCreight has executive experience leading high-profile retail brands in highly competitive and fast-evolving marketplaces. For over twenty years, Mr. McCreight led organizations in developing omnichannel strategies and digital competencies to expand the reach for new customers and strengthen relationships with existing customers. His deep experience as an omnichannel brand executive and successful track record qualify him to serve on our Board, particularly as CarMax continues to differentiate and grow its brand and enhance its omnichannel strategy.

Other Current Directorships None.	Other Directorships within Past 5 Years Wolverine World Wide, Inc. (2019-2023) Lulu’s Fashion Lounge Holdings, Inc. (2017-2024)

WILLIAM D. NASH Director since: 2016 Age: 56 President and Chief Executive Officer
Mr. Nash has been the President and Chief Executive Officer of CarMax since September 2016. He was promoted to President in February 2016. In 2012, he assumed the role of Executive Vice President, Human Resources and Administrative Services, where he oversaw human resources, information technology, procurement, loss prevention, employee health & safety, and construction & facilities. In 2011, Mr. Nash was promoted to Senior Vice President, Human Resources and Administrative Services. Previously, he served as Vice President and Senior Vice President of Merchandising, after serving as Vice President of Auction Services. Mr. Nash joined CarMax in 1997 as auction manager. Before joining CarMax, Mr. Nash, a former CPA, held a variety of accounting roles at Circuit City.

Qualifications
As the chief executive officer of CarMax, Mr. Nash leads the Company’s day-to-day operations and is responsible for establishing and executing the Company’s strategic plans. His significant experience in the auto retail industry, his tenure with CarMax and his motivational leadership of more than 30,000 CarMax associates qualify him to serve on our Board.

Other Current Directorships eBay, Inc.	Other Directorships within Past 5 Years None.

MARK F. O’NEIL Director since: 2019 Age: 66 Independent
Mr. O’Neil retired as Chief Operating Officer of Cox Automotive, a global automotive services and software company, in March 2019 after being named to the position in 2016 following Cox’s acquisition of Dealertrack Technologies, Inc., then a publicly traded provider of software, marketing and e-commerce services for automotive retailers. At Cox, Mr. O’Neil led the rebuild of the Autotrader website to make it more interactive for consumers. Mr. O’Neil was CEO of Dealertrack from 2001 until the sale to Cox in 2015 and also served as President from 2001 to 2014. He was a director of Dealertrack from 2001 to 2015 and Chairman of the Board from 2005 to 2015. As CEO of Dealertrack, Mr. O’Neil led the company’s growth in becoming the leading provider of web-based software solutions and services for all major segments of the automotive retail industry, including creating the largest online auto credit application network in the U.S. and Canada. Mr. O’Neil began his career at Intel Corporation and subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to work on the development and rollout of CarMax, serving in various roles at CarMax from 1992 until 2000, including as Vice President from 1997 to 2000. From 2000 through 2001, Mr. O’Neil was President and COO of Greenlight.com, an online automotive sales website.

Qualifications
Mr. O’Neil’s extensive experience as a chief executive and a leader at the intersection of auto retail and technology uniquely qualifies him to serve on our Board. During his over 30-year career in auto retail, Mr. O’Neil led several companies through periods of significant retail innovation, using technology solutions to disrupt and transform financing, insurance, marketing and other activities within the automotive retail sales and service processes.

Other Current Directorships None.	Other Directorships within Past 5 Years None.

PIETRO SATRIANO Director since: 2018 Age: 62 Independent
Mr. Satriano served as the Chief Executive Officer of US Foods Holding Corp., a publicly held foodservice distributor, from July 2015 to May 2022, as a director from July 2015 to June 2022, and Chairman of the US Foods board from December 2017 through February 2022. Prior to that, Mr. Satriano served as Chief Merchandising Officer of US Foods from February 2011 until July 2015. Before joining US Foods, Mr. Satriano was President of LoyaltyOne Canada from 2009 to 2011 and served in a number of leadership positions at Loblaw Companies Limited, including Executive Vice President, Loblaw Brands, and Executive Vice President, Food Segment, from 2002 to 2008. Mr. Satriano began his career in strategy consulting, first in Toronto, Canada with what is now The Boston Consulting Group, and then in Milan, Italy, with the Monitor Company. Mr. Satriano is an Executive Advisor for JMPS Advisory LLC, a business consulting and advisory firm.

Qualifications
Mr. Satriano’s chief executive experience at US Foods, as well as his extensive executive experience at consumer-facing companies, qualify him to serve on our Board. In his role as CEO, Mr. Satriano led US Foods’ strategy of using technology and e-commerce solutions to fuel future growth in the highly-competitive and rapidly-evolving foodservice distribution industry.

Other Current Directorships Metro Inc. (listed on the Toronto Stock Exchange)	Other Directorships within Past 5 Years US Foods Holding Corp. (2015-2022)

MARCELLA SHINDER Director since: 2015 Age: 58 Independent
Ms. Shinder served as Global Head of Partnerships at WeWork Companies, Inc., a technologically driven global provider of shared working spaces, from April 2019 to November 2019. Ms. Shinder joined WeWork in March 2018, serving as Global Head of Marketing until April 2019. At WeWork, Ms. Shinder was responsible for leading a global, integrated, omnichannel marketing agenda. Prior to WeWork, Ms. Shinder was Chief Marketing Officer at WorkMarket, a venture-backed enterprise software-as-a-service company acquired by ADP, from 2016 until 2018. From 2011 to 2016, Ms. Shinder was Chief Marketing Officer of Nielsen Holdings plc, a global measurement and data analytics company where she transformed the company’s digital properties and positioned it for success as a leader in digital measurement. Prior to joining Nielsen, Ms. Shinder held various executive roles during her 17 years with American Express, including Head of Marketing and General Manager of divisions, including OPEN Small Business and Global Business Travel, where her work and leadership earned numerous industry accolades for digital leadership and marketing innovation. Ms. Shinder joined Charlesbank Capital Partners, a private equity firm, in 2020 as an Advisory Director. Since June 2021, Ms. Shinder has served on the board of Zappi, a privately held AI-based market research platform. Ms. Shinder is also a founding member of Brilliant Friends Investing, a venture capital fund for women-founded businesses. Ms. Shinder holds a CERT certification in Cybersecurity Oversight from the Software Engineering Institute of Carnegie Mellon University.

Qualifications
Ms. Shinder’s experiences as the lead marketing officer of innovative technology companies, as a senior executive at a leading global measurement and data analytics company, and at a large consumer financial services organization focused on consumer lending, qualify her to serve on our Board. Further, Ms. Shinder’s deep experience with omnichannel media and marketing, digital transformation, big data and analytics, AI and advanced technologies, cybersecurity, marketing and product innovation, and social media and branding enable her to provide additional insight to our Board and its committees.

Other Current Directorships None.	Other Directorships within Past 5 Years None.

MITCHELL D. STEENROD Director since: 2011 Age: 58 Lead Independent Director
Mr. Steenrod was the Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers. Mr. Steenrod joined Pilot Travel Centers in 2001 as controller and treasurer. In 2004, he was promoted to Senior Vice President and Chief Financial Officer and held this position until his retirement in 2018. During his tenure as CFO, Mr. Steenrod also had oversight responsibility for the technology, business development, supply chain and legal departments. Previously, he spent 12 years with Marathon Oil Company and Marathon Ashland Petroleum LLC in a variety of positions of increasing responsibility in accounting, general management and marketing.

Qualifications
Mr. Steenrod’s extensive retail industry and operational experience as well as his experience implementing successful growth strategies, including participating in several large acquisitions and business combinations at Marathon Ashland Petroleum LLC and Pilot, qualify him to serve on our Board. Additionally, Mr. Steenrod’s extensive financial and accounting experience, including his years of experience as a chief financial officer, strengthens our Board through his understanding of accounting principles, financial reporting rules and regulations, internal controls, and technology oversight.

Other Current Directorships None.	Other Directorships within Past 5 Years Recharge Acquisition Corp. (2020-2022)

CORPORATE GOVERNANCE

CarMax is committed to good corporate governance. In this section of the proxy statement, we describe our governance policies and practices and the role our Board plays in shaping them.

Overview

Our business and affairs are managed under the direction of the Board in accordance with the Virginia Stock Corporation Act, our articles of incorporation and our bylaws. The standing committees of the Board are the Audit Committee, the Compensation and Personnel Committee, the Nominating and Governance Committee, and the Technology and Innovation Committee.

The Board and its committees direct our governance practices. The Board regularly reviews these practices and has made significant changes to these practices in response to shareholder feedback and based on evolving practices and the Board’s independent judgment. These shareholder-focused practices include:
•a standing Technology and Innovation Committee;
•a majority vote standard for the election of directors;
•annual elections for all directors;
•a mandatory director retirement policy providing that directors, with limited exceptions, may not stand for reelection after reaching age 76;
•a proxy access right for eligible CarMax shareholders; and
•an ability for shareholders to call a special shareholder meeting.

These practices supplement longstanding good governance practices, such as maintaining a largely independent Board (8 of 10 director nominees) and appointing a lead independent director to lead meetings of the independent directors and work alongside the chair. Following the 2025 annual meeting of shareholders, the Board will appoint a new chair of the Compensation and Personnel Committee and rotate the committee assignments for two of its independent directors.

The Board has approved documents that memorialize our governance standards and practices. These documents include our bylaws, our corporate governance guidelines and a code of business conduct. These documents, each of which is described below, are available under the “Governance” link at investors.carmax.com. We will send you a printed copy of any of these documents without charge, upon written request to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Bylaws	Our bylaws regulate the corporate affairs of CarMax. They include provisions relating to shareholder meetings, voting, the nomination of directors and the proxy access right.
Corporate Governance Guidelines	Our corporate governance guidelines set forth the Board’s practices with respect to its responsibilities, qualifications, performance, direct access to associates and independent advisors, compensation, continuing education, and management evaluation and succession. The guidelines also include director stock ownership requirements.
Code of Business Conduct
Our code of business conduct is the cornerstone of our compliance and ethics program. It applies to all CarMax associates and Board members. It includes provisions relating to honest and ethical conduct, compliance with laws, and the handling of confidential information. It explains how to use our associate help line and related website, both of which allow associates to report misconduct anonymously. It also describes our zero-tolerance policy on retaliation for making such reports.

Any amendment to, or waiver from, a provision of this code for our directors or executive officers will be promptly disclosed under the “Governance” link at investors.carmax.com.

Corporate Responsibility

For over 30 years, CarMax has transformed the way people buy and sell cars. When CarMax first opened its doors in 1993, we made a commitment to conduct business in an ethical, honest, and transparent way. As we have grown from that first store to 250 stores and more than 30,000 associates, we have also grown our ability to positively impact and support our associates, our customers, and our communities. At CarMax, we believe that acting responsibly not only serves our core values but also drives the long-term, sustainable value of CarMax for all of our stakeholders, including our associates, customers, communities, and shareholders. For more information on these activities, please see our Responsibility Reports at socialresponsibility.carmax.com.

We organize our approach to responsibility and sustainability around four main pillars: Putting People First, Protecting the Environment, Caring for Our Communities, and Ensuring Responsible Governance and Ethics.

PUTTING PEOPLE FIRST

A FORTUNE “100 Best Companies to Work For®” for twenty-one consecutive years, we are proud to provide an award-winning workplace where we help our associates progress on their career journey and achieve their career goals. Our people are our priority and central to our success at CarMax. We continued to engage with our associates through surveys to ensure that our benefits evolve with workforce needs.

PROTECTING THE ENVIRONMENT

In 2021, CarMax established greenhouse gas (“GHG”) emission reduction targets. We are on track to reduce Scope 1 and Scope 2 GHG emissions by 50% by the end of 2025 against our 2018 baseline, and intend to achieve net-zero carbon emissions by the end of 2050. To advance our reduction roadmap and reduce our environmental footprint, we continue to drive energy efficiency, water and waste management, and fleet optimization, while exploring sustainable growth opportunities like expanded electric vehicle-related sales and services.

CARING FOR OUR COMMUNITIES

We view the success of our business as fundamentally linked to the health and well-being of our local communities. From encouraging volunteering to investing in nonprofits that support our communities, we strive to make a meaningful impact where we operate. In fiscal 2025, we equipped our associates to connect with their communities in meaningful ways as we continued our work with nonprofits providing individuals with access to economic opportunities, built playgrounds, packaged care kits for our most vulnerable community members, and volunteered our time to support our communities’ most pressing needs. Since 2003, CarMax and The CarMax Foundation have donated more than $110 million to support the growth and well-being of our local communities. In fiscal year 2025, more than 23,000 associates participated in our Care Card program in conjunction with Giving Tuesday, by allocating funds to a nonprofit of their choice. These are just a few of the many ways CarMax and our associates supported our local communities over the past year.

ENSURING RESPONSIBLE GOVERNANCE AND ETHICS

Sound Corporate Governance
Our Board and management have adopted governance standards and practices that seek to further our commitment to integrity while ensuring effective enterprise risk management. Our compliance and ethics program works to drive legal and regulatory compliance across all aspects of our business.

Ethics
Our fundamental principle of integrity is reflected in the way we serve our customers, treat each other, and deliver our products. We rely on our fair and responsible business practices, our code of business conduct training, and benchmarking and improvements to our compliance and ethics program to maintain our culture of integrity. This culture is a distinct competitive advantage and allows us to attract and maintain a high-performing workforce.

Data Security and Consumer Privacy
Our comprehensive, risk-based approach to safeguarding information reflects our commitment to do the right thing and protect the sensitive data of those who trust in us.

As an auto retailer and financial institution, we are required to collect a significant amount of sensitive information to protect our business and our customers from fraudulent activity and to comply with regulatory requirements. As such, we take the responsibility to collect and protect sensitive data seriously and maintain a comprehensive program of technical solutions, procedural requirements and policies, guided by recognized industry cybersecurity frameworks and staffed by well-trained and experienced cybersecurity and privacy professionals. Although the risks of cybersecurity breaches are dynamic, and only growing as our reliance on digital operations increases, to our knowledge the Company has not experienced any material cybersecurity incidents or incurred any material expenses resulting from a cybersecurity breach.

The Board’s Technology and Innovation Committee assists in the Board’s oversight of the Company’s cybersecurity risk. Given the potential impact and dynamic nature of cybersecurity threats, our management team provides quarterly updates to the Committee regarding the cybersecurity landscape and the Company’s security posture in the context of external cybersecurity occurrences as well as updates on the latest issues related to cybersecurity risk as needed.

Independence

Our Board, in consultation with the Nominating and Governance Committee, evaluates the independence of our directors and director nominees at least annually. The most recent evaluation took place in April 2025. During this evaluation, the Board considered transactions between the directors (and their immediate family members) and the Company and its affiliates. The Board determined that the following directors are independent under the listing standards of the New York Stock Exchange (“NYSE”):

Peter J. Bensen	Shira Goodman	Pietro Satriano
Ronald E. Blaylock	David W. McCreight	Marcella Shinder
Sona Chawla	Mark F. O’Neil	Mitchell D. Steenrod

Mr. Folliard is not independent because he was an executive officer of CarMax until 2016, and Mr. Nash is not independent because he is currently an executive officer of CarMax. In assessing independence, the Board considered transactions not just between CarMax and the individual directors themselves (and their immediate family members), but also between CarMax and entities associated with the directors or their immediate family members. The Board’s review included the following:
▪Ms. Chawla joined CDW Corporation as an executive officer in January 2020. CarMax purchased technology solutions from CDW in the ordinary course of business in fiscal 2023, fiscal 2024 and fiscal 2025. In addition, CDW acts as a value-added reseller of Microsoft products to CarMax. While CarMax does not make payments to CDW for this service, CDW does receive compensation from Microsoft in connection with products purchased under this arrangement. The payments from CarMax or in connection with sales to CarMax in each of the last three fiscal years did not exceed the greater of $1 million or 2% of the total net sales of CDW in each year.

The Board determined that this relationship did not impair the independence of Ms. Chawla.

Board Leadership Structure

CarMax has historically split the roles of CEO and Board chair. Mr. Folliard was our CEO from 2006 until his retirement in 2016, at which time the Board appointed Mr. Nash as CEO and Mr. Folliard as non-executive chair. The Board determined that Mr. Folliard’s long history of leading the Company uniquely positions him to serve as non-executive chair.

As non-executive chair of our Board, Mr. Folliard is responsible for chairing Board and shareholder meetings, attending meetings of the Board’s committees with the approval of the respective committee, assisting management in representing CarMax to external groups as appropriate, and, in tandem with the lead independent director, coordinating feedback from directors in connection with the evaluations of the CEO and each director. The Board elects its chair annually.

Mr. Nash oversees the day-to-day affairs of CarMax and directs the formulation and implementation of our strategic plans. We believe that this leadership structure is currently the most appropriate for CarMax because it allows our CEO to focus primarily on our business strategy and operations while leveraging the experience of our chair to direct the business of the Board.

Mr. Steenrod, a director since 2011, was appointed as the Board’s lead independent director in 2019. As lead independent director, Mr. Steenrod serves as the principal liaison between the independent, non-management directors and the CEO, and is responsible for setting the agendas for Board meetings, presiding over executive sessions of the independent directors, acting as chair of any Board meeting when the non-executive chair is not present, meeting with shareholders on behalf of the Board as appropriate, and, in tandem with the non-executive chair, coordinating feedback from directors in connection with the evaluations of the CEO and each director. The Board elects its lead independent director annually.

Our Board periodically reviews this structure and recognizes that, depending on the circumstances, a different leadership model might be appropriate. The Board has no fixed policy on whether the roles of chair and CEO should be separate or combined, which maintains flexibility based on CarMax’s needs and the Board’s assessment of the Company’s leadership. Our corporate governance guidelines do provide that the Board appoint a lead independent director in the event the CEO is elected chair or the chair otherwise does not qualify as independent.

Board Committees

During fiscal 2025, the Board maintained four standing committees: Audit, Compensation and Personnel, Nominating and Governance, and Technology and Innovation. Each committee is composed solely of independent directors as that term is defined in applicable rules of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE.

Each committee is composed solely of independent directors.	In addition, all members of the Compensation and Personnel Committee qualify as “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934. Each committee has a charter that describes the committee’s responsibilities. These charters are available under the “Governance” link at investors.carmax.com or upon written request to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

The table below lists the members and summarizes the responsibilities of the four committees.

Committee	Members	Membership Following the Annual Shareholders Meeting	Responsibilities
Audit	Peter J. Bensen (Chair) Mark F. O’Neil Pietro Satriano	Peter J. Bensen (Chair) Pietro Satriano Mitchell D. Steenrod
The Audit Committee assists in the Board’s oversight of:

•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the independent auditors’ qualifications, performance and independence; and
•the performance of our internal audit function.

The Audit Committee retains and approves all fees paid to the independent auditors, who report directly to the Committee. Each member of the Audit Committee is financially literate, with Mr. Bensen considered an audit committee financial expert under the standards of the NYSE and the SEC.

The Audit Committee’s report to shareholders can be found on page 21.

Compensation and Personnel	Ronald E. Blaylock (Chair) Sona Chawla David W. McCreight	David W. McCreight (Chair) Sona Chawla Mark F. O’Neil
The Compensation and Personnel Committee assists in the Board’s oversight of:

•our executive compensation philosophy;
•our executive and director compensation programs, including related risks;
•salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers, including any severance agreements;
•the administration of our incentive compensation plans and all equity-based plans;
•management succession planning, including for our CEO;
•our strategy, policies and practices related to human capital management, including talent management, and associate engagement; and
•our policies with respect to the recovery or “clawback” of compensation granted.

The Compensation and Personnel Committee has sole authority to retain and terminate its independent compensation consultant, as well as to approve the consultant’s fees.

The Compensation and Personnel Committee’s report to shareholders can be found on page 40.

Nominating and Governance	Shira Goodman (Chair) Marcella Shinder Mitchell D. Steenrod	Shira Goodman (Chair) Marcella Shinder Mitchell D. Steenrod
The Nominating and Governance Committee assists in the Board’s oversight of:

•Board organization and membership, including by identifying individuals qualified to become members of the Board, considering director nominees submitted by shareholders, and recommending director nominees to the Board;
•corporate and social responsibility as well as environmental and sustainability matters;
•our government affairs activities; and
•our corporate governance guidelines.

Technology and Innovation	Sona Chawla (Chair) Mark F. O’Neil Marcella Shinder	Sona Chawla (Chair) Mark F. O’Neil Marcella Shinder
The Technology and Innovation Committee assists in the Board’s oversight of:

•our technology, omni-channel, digital, e-commerce, and innovation strategies;
•significant emerging technology, omni-channel, e-commerce, digital, innovation trends, and artificial intelligence;
•major technology related project progress, budgets, and effectiveness;
•our development and commercial use of data assets, data science, and machine learning;
•CarMax’s intellectual property portfolio; and
•risks and exposures related to cybersecurity, data privacy, artificial intelligence, and business continuity matters.

Board and Committee Meetings

During fiscal 2025, our Board met five times and our Board committees met a combined 22 times. Each incumbent director attended 93% or more of the total number of meetings of the Board and the committees on which he or she served. The average attendance of all of our incumbent directors in fiscal 2025 was 99%. We expect our directors to attend the annual meeting of shareholders and all of our then serving directors did so in 2024.

Our independent directors meet in executive session, without management present, at least once during each regularly scheduled Board meeting. Our lead independent director presides over these executive sessions. In addition, our non-management directors meet in executive session, also without management present, at least once during each regularly scheduled Board meeting. As chair, Mr. Folliard presides over these executive sessions. The table below lists the number of Board and committee meetings in fiscal 2025 and discloses each director’s attendance.

Director	Board	Audit	Compensation and Personnel	Nominating and Governance	Technology and Innovation
Peter J. Bensen	5	8*	—	—	—
Ronald E. Blaylock***	4	—	5*	—	—
Sona Chawla	5	—	5	—	4*
Thomas J. Folliard	5*	—	—	—	—
Shira Goodman	5	—	—	4*	—
David W. McCreight	5	—	5	—	—
William D. Nash	5	—	—	—	—
Mark F. O’Neil	5	9	—	—	4
Pietro Satriano	5	9	—	—	—
Marcella Shinder	5	—	—	4	4
Mitchell D. Steenrod	5**	—	—	4	—
TOTAL MEETINGS	5	9	5	4	4

* Chair
** Lead independent director
*** Mr. Blaylock is not standing for reelection at this year’s annual meeting

Selection of Directors

CRITERIA

The Board and the Nominating and Governance Committee believe that the Board should include directors with a wide range of experience and skills that directors should have, at a minimum, high integrity, sound judgment and significant experience or skills that will benefit the Company. Our Nominating and Governance Committee is committed to ensuring that the Board is composed of directors that reflect a wide range of experience and skills. The Committee takes into account a number of additional factors in assessing director nominees, including the current size of the Board, the particular challenges facing CarMax, the Board’s need for specific skills or perspectives, and the nominee’s character, reputation, experience, independence from management and ability to devote the requisite time.

PROCESS

The Nominating and Governance Committee screens and recommends candidates for nomination by the Board. The Committee may consider input from several sources, including Board members, shareholders, outside search firms, and management. The Committee evaluates candidates in the same manner regardless of the source of the recommendation, using the criteria summarized above. Shareholders may send their recommendations for director candidates to the attention of our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Our bylaws include proxy access provisions, which enable eligible CarMax shareholders to have their own director nominee included in the Company’s proxy materials along with candidates nominated by our Board. Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in our bylaws. Shareholders who wish to include director nominations in our proxy statement or nominate directors directly at an annual shareholders meeting must follow the instructions under “Shareholder Proposal Information.”

EVALUATION AND REFRESHMENT

In connection with the annual election of directors and at other times throughout the year, the Nominating and Governance Committee considers whether our Board has the right mix of skills and experience to meet the challenges facing CarMax. One of the processes that assists the Committee in its consideration is our Board’s annual evaluation process. The Board and each of its committees conducts a self-evaluation on an annual basis. In addition, the chair, lead independent director and Committee preside over a thorough annual peer evaluation process in which each individual director completes an individual evaluation for each of the other directors. The collective comments of the directors are compiled and presented by the chair, or by the lead independent director, with respect to the chair’s evaluation, to the full Board for discussion. The results of these evaluations assist the Committee in determining both whether to nominate incumbent directors for reelection and whether to search for additional directors.

As part of its consideration, the Committee reviews both the age and tenure of incumbent directors. Our Board has adopted a mandatory director retirement policy providing that directors may not stand for reelection after reaching age 76. The Board may waive this limitation in appropriate circumstances.

The Nominating and Governance Committee also makes recommendations to the full Board for approval of all committee member assignments and considers rotating committee members from time to time. In fiscal 2024, the Board rotated the committee member assignments for three of its independent directors.

Key Board Responsibilities

BOARD’S ROLE IN SUCCESSION PLANNING

The Board oversees the recruitment, development and retention of executive talent. As part of its oversight, the Board regularly reviews short- and long-term succession plans for the Chief Executive Officer and other executive officer positions.

The Board also considers its own succession. In doing so, the Nominating and Governance Committee and the Board take into account, among other things, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of skills, experience and attributes that would be beneficial to the Board’s oversight role.

BOARD’S ROLE IN STRATEGIC PLANNING

The Board has oversight responsibility for our business strategy and strategic planning. While the formulation and implementation of CarMax’s strategic plan is primarily the responsibility of management, the Board plays an active role. This includes not only monitoring progress made in executing the strategic plan, but also regularly evaluating the strategy in light of evolving operating and economic conditions, shifts in market fundamentals, technology and consumer preferences. The Board carries out its role primarily through regular reviews of the Company’s strategic plan and discussions with management, which include both broad-based presentations and more in-depth analyses and discussions of specific areas of focus. In addition, regular Board meetings throughout the year include presentations and discussions with management on significant initiatives implementing the strategic plan; developments affecting an area of the Company’s business; and on trends, competition, and emerging challenges and opportunities. The Board also reviews the strategic plan, including actions taken and planned to implement the strategy, as part of its review and approval of the annual budget.

The Board’s oversight of risk management enhances the directors’ understanding of the risks associated with the Company’s strategic plan and its ability to provide guidance to and oversight of senior management in executing the Company’s strategy.

BOARD’S ROLE IN RISK OVERSIGHT

Taking reasonable and responsible risks is an inherent part of our strategy and is critical to achieving our strategic objectives. Our Board undertakes its responsibility to oversee risks to CarMax through a risk governance framework designed to:
•identify critical risks;
•allocate responsibilities for overseeing those risks to the Board and its committees; and
•evaluate the Company’s risk management processes.

The Board does not view risk in isolation. Rather, it considers risks in its business decisions and as part of CarMax’s business strategy. This consideration occurs in the ordinary course of the Board’s business and is not tied to any of the formal processes described below, although it is enhanced by those processes.

The following table describes the components of CarMax’s risk governance framework.

Assignment of Risk Categories to Board and its Committees	The Board has assigned oversight of certain key risk categories to either the full Board or one of its committees. For each category, management reports regularly to the Board or the assigned committee, as appropriate, describing CarMax’s strategies for monitoring, managing and mitigating risks that fall within that category.

Examples of the risk categories assigned to each committee and the full Board are described below. This list is not comprehensive and is subject to change:
	▪	Audit Committee: oversees risks related to financial reporting, compliance and ethics, and legal and regulatory issues.
	▪	Compensation and Personnel Committee: oversees risks related to human resources and compensation practices.
	▪	Nominating and Governance Committee: oversees risks related to government affairs, CarMax’s reputation, social responsibility, and environmental and sustainability matters.
	▪	Technology and Innovation Committee: oversees risks related to information technology, cybersecurity, artificial intelligence, and business continuity.
	▪	Board: oversees risks related to the economy, competition, shareholder relations, finance and strategy.
Enterprise Risk Management
Risk Committee: We have a management-level Risk Committee, which is chaired by Enrique Mayor-Mora, our Executive Vice President and Chief Financial Officer (“CFO”), and includes as members other leaders from across CarMax. The Risk Committee meets periodically to identify and discuss the risks facing CarMax.

Board Reporting: The Risk Committee delivers biannual reports to the Board identifying the most significant risks facing the Company.
Board Oversight: On an annual basis, Mr. Mayor-Mora, on behalf of the Risk Committee, discusses our procedures for identifying significant risks with the Audit Committee.
Other Processes that Support Risk Oversight and Management	The Board oversees other processes that are not intended primarily to support enterprise risk management, but that assist the Company in identifying and controlling risk. These processes include our compliance and ethics program, our internal audit function, pre-filing review of SEC filings by our management-level disclosure committee, and the work of our independent auditors.

We believe that our Board leadership structure supports the Board’s risk oversight function. Our chair, lead independent director and committee chairs set agendas and lead meetings to ensure strong risk oversight, while our CEO and his management team are charged with managing risk.

Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy that applies to any transaction in which:
•CarMax or one of its affiliates is a participant;
•the amount involved exceeds $120,000; and
•the related person involved in the transaction (whether a director, executive officer, owner of more than 5% of our common stock, or an immediate family member of any such person) has a direct or indirect material interest.

We did not have any related person transactions in fiscal 2025.
A copy of our policy is available under the “Governance” link at investors.carmax.com. The Audit Committee is responsible for overseeing the Company’s policy and reviewing any related person transaction that is required to be disclosed pursuant to SEC rules.

In reviewing related person transactions, the Audit Committee considers, among other things:
•the related person’s relationship to CarMax;
•the facts and circumstances of the proposed transaction;
•the aggregate dollar amount involved in the transaction;
•the related person’s interest in the transaction, including his or her position or relationship with, or ownership in, an entity that is a party to, or has an interest in, the transaction; and
•the benefits to CarMax of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

The Audit Committee will approve or ratify a related person transaction only if it determines that: (i) the transaction serves the best interests of CarMax and its shareholders; or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

We did not have any related person transactions in fiscal 2025.

Shareholder Outreach and Engagement

We believe that strong corporate governance should include engagement with our shareholders to enable us to understand and respond to shareholder concerns. Our senior management team, including our CEO, CFO, and members of our Investor Relations team, maintain regular contact with a broad base of investors, including through quarterly earnings calls, individual meetings, and other channels for communication, to understand their perspectives.

In addition, we have a proactive shareholder outreach program where we periodically engage with our shareholders and cover topics important to them, including our unique CarMax culture; board refreshment, director qualifications; cybersecurity; and executive compensation, among other topics. Our shareholder outreach program is led by a cross-functional team that includes members of our senior management team, Investor Relations, and Legal functions. Members of our Board are also involved, as appropriate.

In the past several years, several enhancements to our policies and practices have been informed by shareholder feedback. For example:

•Our Compensation and Personnel Committee implemented meaningful changes to the structure of our executive compensation program in fiscal 2025 as further described in the Compensation Discussion and Analysis section.
•Our Board of Directors established a Technology and Innovation Committee in 2021.
•We announced our commitment to achieving net zero GHG emissions by the end of 2050 and a 50% reduction in GHG emissions by the end of 2025, compared with a 2018 baseline.
•We committed to provide enhanced transparency regarding our corporate contributions for candidates for public office, as well as our membership in certain trade associations. We publish this information annually in our Responsibility Report.
•Our Board amended our Bylaws to establish an ability for eligible CarMax shareholders to call a special meeting of shareholders.

Shareholder Communication with Directors

Shareholders or other interested parties wishing to contact the Board or any individual director may send correspondence to CarMax, Inc., c/o Corporate Secretary, 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, or may send an e-mail to chair@carmax.com, which is monitored by John M. Stuckey, III, our Corporate Secretary. Mr. Stuckey will forward to the Board or appropriate Board member any correspondence that deals with the functions of the Board or its committees or any other matter that would be of interest to the Board. If the correspondence is unrelated to Board or shareholder matters, it will be forwarded to the appropriate department within the Company for further handling.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s appointment of KPMG LLP (“KPMG”) as CarMax’s independent registered public accounting firm for fiscal 2026. KPMG has served as our independent registered public accounting firm continuously since our separation from Circuit City Stores, Inc. (“Circuit City”) in fiscal 2003, and also served as Circuit City’s independent registered public accounting firm from the incorporation of CarMax, Inc. in 1996 through the separation. KPMG has been appointed by the Audit Committee to continue as CarMax’s independent registered public accounting firm for fiscal 2026. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as CarMax’s independent registered public accounting firm is in the best interests of CarMax and its shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation, and oversight of the independent registered public accounting firm retained to audit CarMax’s financial statements. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s lead engagement partner and were directly involved in the selection of KPMG’s current lead engagement partner, whose period of service began in fiscal 2023. Furthermore, in order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

Although we are not required to seek shareholder ratification, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its decision. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of CarMax and its shareholders.

We expect that representatives of KPMG will attend the annual shareholders meeting. They will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board recommends a vote FOR Proposal Two.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of CarMax’s Board of Directors by providing oversight of the integrity of the Company’s financial statements, the Company’s independent and internal auditors, and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written charter adopted by the Board, which is reviewed annually and is available under the “Governance” link at investors.carmax.com. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the SEC.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the establishment of effective internal control over financial reporting. KPMG, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of CarMax’s audited financial statements with generally accepted accounting principles and on the effectiveness of CarMax’s internal controls over financial reporting. In this context, the Audit Committee has met and held discussions with management, KPMG and the Company’s internal auditors, meeting 9 times in fiscal 2025.

Management represented to the Committee that the Company’s fiscal 2025 consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the fiscal 2025 consolidated financial statements with management and KPMG.

The Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, including significant accounting policies and the quality, not just the acceptability, of the accounting principles utilized. The Committee has also received from KPMG the written disclosures and communications required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee has discussed with KPMG the firm’s independence. The Audit Committee concluded that KPMG is independent from the Company and management.

In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025, for filing with the SEC.

AUDIT COMMITTEE

Peter J. Bensen, Chair
Mark F. O’Neil
Pietro Satriano

AUDITOR FEES AND PRE-APPROVAL POLICY

Auditor Fees and Services
The following table sets forth fees billed by KPMG for fiscal 2025 and 2024.

	Years Ended February 28 or 29
Type of Fee	2025	2024
Audit Fees(a)	$3,007,359	$2,997,256
Audit-Related Fees(b)	696,000	628,000
Tax Fees(c)	112,481	110,000
All Other Fees(d)	—	510,507
TOTAL FEES	$3,815,840	$4,245,763
(a)This category includes fees associated with the annual audit of CarMax’s consolidated financial statements and the audit of CarMax’s internal control over financial reporting. It also includes fees associated with quarterly reviews of CarMax’s unaudited consolidated financial statements, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagement.
(b)This category includes fees associated with agreed-upon procedures and attestation services related to our financing and securitization program.
(c)This category includes fees associated with tax compliance, consultation and planning services.
(d)This category includes fees associated with an assessment related to our implementation of an enterprise resource planning system.

Approval of Auditor Fees and Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. The Committee typically pre-approves specific types of audit, audit-related, tax services and other fees, together with related fee estimates, on an annual basis. The Committee pre-approves all other services on an individual basis throughout the year as the need arises. The Committee has delegated to its chair the authority to pre-approve independent auditor engagements in an amount not to exceed $50,000 per engagement. Any such pre-approvals are reported to and ratified by the entire Committee at its next regular meeting.

All audit, audit-related, tax services and other fees in fiscal 2025 were pre-approved by the Audit Committee or pre-approved by the chair pursuant to his delegated authority and subsequently ratified by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of KPMG’s independence.

PROPOSAL THREE: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

We are asking you to approve an advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement. This vote is commonly referred to as a “Say on Pay” vote and is required by Section 14A of the Securities Exchange Act of 1934. Although this resolution is not binding, we value your opinion and our Compensation and Personnel Committee will consider the outcome of this vote when making future decisions.

We believe our executive compensation program promotes the achievement of positive results for our shareholders, aligns pay and performance, and allows us to attract and retain the talented executives that drive our long-term financial success. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation program operates and how it is designed to achieve our compensation objectives. We also encourage you to review the “Summary Compensation Table,” Pay Versus Performance disclosure and other compensation tables and narratives included in this proxy statement.

We have adopted a policy providing for an annual “Say on Pay” vote. Accordingly, we anticipate that the next advisory vote on the compensation of our named executive officers will occur in 2026.

Our Board recommends that, on an advisory basis, shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of CarMax, Inc. (the “Company”), as disclosed in the Company’s 2025 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.

The Board recommends a vote FOR Proposal Three.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Personnel Committee (the “Committee”) oversees an executive compensation program that is intended to drive the creation of long-term shareholder value while attracting, retaining and motivating executives to drive that long-term success. This section describes that program and details the compensation earned by our CEO, our CFO, and our three other most highly compensated executive officers. We refer to these individuals, listed below, as our “named executive officers” or “NEOs.” Our NEOs as of February 28, 2025 are the following.

William D. Nash	President and Chief Executive Officer. Mr. Nash joined CarMax in 1997 and was promoted to his current position in 2016. Mr. Nash is also a member of our Board.
Enrique N. Mayor-Mora	Executive Vice President and Chief Financial Officer. Mr. Mayor-Mora joined CarMax in 2011 and was promoted to his current position in 2019.
James Lyski	Executive Vice President and Chief Growth and Strategy Officer. Mr. Lyski joined CarMax in 2014 and was promoted to Executive Vice President in 2017, appointed Chief Innovation and Strategy Officer in 2023, and appointed Chief Growth and Strategy Officer in 2024.
Charles Joseph Wilson	Executive Vice President and Chief Operating Officer. Mr. Wilson joined CarMax in 1995 and was promoted to his current position in 2022.
Shamim Mohammad	Executive Vice President and Chief Information and Technology Officer. Mr. Mohammad joined CarMax in 2012 and was promoted to his current role in 2021.

Executive Summary

SHAREHOLDER SUPPORT OF OUR 2024 “SAY ON PAY” VOTE

Approximately 90% of our shareholders voted in favor of our 2024 say-on-pay proposal. This result indicates broad shareholder support of our executive compensation program and the meaningful changes to the structure of our program that the Committee disclosed in our 2024 proxy statement and implemented in fiscal year 2025, as described below. The Committee will continue to consider the outcome of future say-on-pay votes when making executive compensation decisions.

Our executive compensation programs have historically received strong shareholder support (average approximately 97% of votes cast from 2018 to 2022). At the 2023 annual meeting of shareholders, our shareholders approved our executive compensation program, with approximately 71% of the votes cast in favor of the program. While this result indicated significant shareholder support for our executive compensation programs and policies, it was lower than our desired and historical levels of support. Accordingly, we conducted focused shareholder outreach (both before and after the 2023 annual meeting of shareholders) to better understand shareholder perspectives about our executive compensation program. Our shareholder conversations generally indicated support for the Company’s strategy and for our executive compensation program and practices. However, a minority of shareholders (and broader stakeholders) supported modifications to the structure of our executive compensation program.

In response to shareholder and stakeholder feedback, the Committee implemented meaningful changes to the structure of our executive compensation program effective for fiscal year 2025. These changes included: (i) a return to a three-year Performance Stock Unit (“PSU”) performance measurement period, which began with our fiscal 2025 PSUs (awarded in May 2024), which was a shift from one-year performance measurement periods established each year; (ii) the use of diversified metrics in the short- and long-term incentive programs, which is reflected in our fiscal 2025 Annual Incentive Bonus goals and our fiscal 2025 PSU goals; and (iii) the restructuring of the fiscal 2025 long-term incentive awards so that performance-based

PSUs comprised 50% of the fair value of our fiscal 2025 long-term incentive awards and stock options comprised the remaining 50% (awarded in May 2024).

SUMMARY OF FISCAL 2025 COMPENSATION ACTIONS FOR OUR NAMED EXECUTIVE OFFICERS

The following chart summarizes the key compensation elements for fiscal 2025:

Compensation Element	Committee Determinations	Why We Made These Determinations
Base Salary	Base salary increases ranged from 3% to 9% (however, no increase to CEO base salary).
The 3% increase to the base salaries of Mr. Mayor-Mora, Mr. Lyski, and Mr. Mohammad were made in connection with broad-based base salary increases. Mr. Wilson was awarded a 9% increase to his base salary, in connection with his individual contributions and the competitiveness of his compensation relative to market benchmarking data.

Annual Incentive Bonus	159.9% payout following a 66.4% payout in fiscal 2024. Increased the target percentage from 85% to 95% for all executive vice presidents. No increase to the target percentage for CEO.	The Committee reviewed benchmarking data and determined to increase the target percentage for Mr. Mayor-Mora, Mr. Lyski, Mr. Wilson, and Mr. Mohammad by 10 percentage points.
Long-Term Equity Awards
The Committee implemented a three-year performance period for the fiscal 2025 PSUs. The Committee increased the equity awards on an economic value basis from the prior year. The economic value increased by $499,985 for Mr. Nash, by $353,440 for Mr. Mayor-Mora and Mr. Wilson, by $258,811 for Mr. Lyski, and by $153,432 for Mr. Mohammad.

Year two of the fiscal 2024 PSUs and year three of the fiscal 2023 PSUs earned 159% of target based on the fiscal 2025 performance goals set by the Committee. For the one-third tranches of the fiscal 2024 PSUs and the fiscal 2023 PSUs applicable to fiscal 2025, the Committee set a one-year goal tied to pre-tax income.

In fiscal 2025, like in fiscal 2024, we granted our NEOs two forms of long-term equity awards: stock options and PSUs; however, the Committee made two meaningful changes in fiscal 2025 in response to shareholder and stakeholder feedback: (i) options were limited to 50% of the economic values (and PSUs composed the remaining 50%); and (ii) establishing three-year PSU performance goals with our fiscal 2025 PSUs.

In addition, in light of its review of benchmarking data and individual performance, the Committee determined to increase the economic value of the equity awards for all NEOs from the prior year. The Committee did not make any increases to the economic value of the long-term equity awards to our NEOs in fiscal 2024 as compared with fiscal 2023, to the extent the NEOs were NEOs in both such fiscal years. For fiscal 2025, the Committee tied the PSUs to pre-tax income performance.

How We Make Compensation Decisions

The Committee oversees our executive and director compensation programs and determines all executive officer and director compensation.

COMPENSATION PHILOSOPHY, OBJECTIVES, AND GOVERNANCE

What We Do	What We Do Not Do
Pay for Performance: We reward performance that meets predetermined goals. A significant portion of our NEOs’ (including our CEO’s) compensation is based on Company performance.	No tax gross-ups or excessive perquisites: We do not provide tax gross-ups on perquisites or benefits, and we do not pay NEOs excessive perquisites.
Clawback Policy: CarMax has adopted a clawback policy, requiring the Company cancel and recoup granted, vested or paid incentive-based compensation, wholly or partly, with a look-back period of three years in the event of a required accounting restatement of any Company financial statement.

No Single-Trigger Change-in-Control Benefits: An Executive Officer may receive change in control benefits only upon both (1) a change in control and (2) a qualifying termination of employment occurring within a specified timeframe of the change in control.

Rigorous stock ownership requirements: Executive officers are required to own CarMax stock worth two to six times their base salary (depending on position).	No hedging and pledging: Under our Policy Against Insider Trading, executive officers are prohibited from hedging and pledging CarMax stock.
Challenging incentive targets: Targets for incentive awards are set at the beginning of the performance period, taking into consideration our business strategy and operating goals.	No repricing: We do not reprice stock option awards.
Risk mitigation: Our compensation programs include balanced performance metrics, clawback provisions, and an oversight process to identify risk.

CarMax has a pay-for-performance philosophy. The Committee believes that the best way to implement this philosophy is by tying a significant portion of our executives’ total direct compensation to the attainment of our financial goals and multi-year stock price appreciation. In fiscal 2025, an average of 85% of the target total direct compensation of our CEO and other named executive officers was attributable to annual incentive bonus and long-term equity award compensation and therefore directly tied to CarMax performance.

The Committee has established the following objectives for our executive compensation program:
•Align the interests of executive officers with the financial interests of our shareholders.
•Encourage the achievement of our key strategic, operational and financial goals.
•Link incentive compensation to Company and stock price performance, which the Committee believes promotes a unified vision for senior management and creates common motivation among our executives.
•Attract, retain and motivate executives with the talent necessary to drive our long-term success.
•Provide the Committee the flexibility to respond to the continually changing environment in which we operate.

The key elements of our executive compensation program are base salaries, annual incentive bonuses and long-term equity awards. The Committee generally makes determinations regarding long-term equity awards, base salaries and annual incentive bonuses at its March and April meetings. The Committee makes decisions regarding each element of pay to further the objectives described above. The specific ways in which each element of compensation supports these objectives are described below.

The Committee recognizes the impact that an adjustment to one element of compensation may have on other elements. For example, an increase in an officer’s base salary will result in a larger target annual incentive amount since that amount is determined as a percentage of base salary. Although the Committee considers these relationships between the various elements of compensation — and also considers each executive officer’s total compensation — decisions regarding any one element of compensation are not determinative of decisions regarding other elements.

The Committee generally considers the value of stock-based compensation as an element of our executive compensation program at the time of grant of an equity award, not at the time of exercise or vesting. Accordingly, the Committee does not take into account the realized value of long-term equity compensation when determining future compensation. The realized value of these equity awards bears a direct relationship to the Company’s stock price and establishes an incentive for our NEOs to create sustainable, long-term value for our shareholders.

COMPENSATION CONSULTANT

The Committee engages a compensation consultant to obtain access to independent compensation data, analysis and advice. The Committee retained Semler Brossy to assist it while making decisions regarding the compensation of our executive officers for fiscal 2025. Under its charter, the Committee has the sole authority to hire, oversee and terminate compensation consultants, as well as to approve compensation consultant fees and any other terms of the engagement.

The Committee has retained an independent compensation consultant.
Committee members have direct access to the compensation consultant without going through management. Semler Brossy did not provide any services to CarMax other than those it provided to the Committee.

The Committee assesses its compensation consultant’s independence annually. It assessed Semler Brossy’s independence in May 2024 and April 2025, under SEC and NYSE standards and concluded that Semler Brossy was independent.

When assessing its compensation consultant’s independence, the Committee considers, among other factors:
•whether the consultant provided other services to CarMax;
•the amount of fees paid by CarMax to the consultant as a percentage of the consultant’s total revenue;
•the consultant’s policies and procedures designed to prevent conflicts of interest;
•any business or personal relationship between the individuals advising the Committee and any Committee member;
•any CarMax stock owned by the individuals advising the Committee; and
•any business or personal relationship between the individuals advising the Committee, or the consultant itself, and an executive officer of CarMax.

The Committee’s compensation consultant frequently attends Committee meetings and provides analysis and recommendations that inform the Committee’s decisions. Semler Brossy assisted the Committee in fiscal 2025 by analyzing and providing recommendations with regard to total direct compensation for the Company’s CEO and executive and senior vice presidents, including the other named executive officers. Semler Brossy also assisted the Committee by providing general compensation advice, including analysis related to potential incentive plan design changes, the composition of our peer group and non-employee director pay.

MANAGEMENT’S ROLE

Although management does not have any decision-making authority regarding compensation of executive officers, management assists the Committee by recommending base salary levels, annual incentive bonus objectives and targets, and individual long-term equity awards for executives other than the CEO. Management also assists the Committee with the preparation of meeting agendas and prepares materials for those meetings as directed by the Committee.

The Committee has not delegated any authority with respect to the compensation of our executive officers and directors. The Committee, however, has delegated limited authority to our CEO and CFO to grant long-term equity awards to our non-executive officer employees between regularly scheduled Committee meetings in an amount not to exceed 75,000 shares or units. These awards are subject to our Employee Equity Grant Policy, which is available under the “Governance” link at investors.carmax.com. The Committee’s practice is to review and ratify any such grant at its next regularly scheduled meeting.

Notwithstanding the Committee’s use of outside advisers and management’s participation in the executive compensation process, the Committee makes all executive compensation decisions using its own independent judgment.

PEER GROUP

Each year, generally in January, in consultation with the independent compensation consultant, the Committee reviews market compensation data provided by its independent consultant to determine whether the compensation opportunities of the named executive officers are appropriate and competitive.

In January 2024, the Committee used the following peer group of companies to assess the market competitiveness of the fiscal 2025 compensation disclosed in this proxy statement. All of the peer group companies fell within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income, revenue growth, assets and one- and three-year total shareholder return. These peers are generally comparable retailers or direct competitors.

Advance Auto Parts, Inc.	Genuine Parts Company
AutoNation, Inc.	Kohl’s Corporation
AutoZone, Inc.	Lowe’s Companies, Inc.
Best Buy Co., Inc.	Macy’s, Inc.
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
Dollar General Corporation	The Sherwin-Williams Company
Dollar Tree, Inc.	Target Corporation
eBay Inc.	The TJX Companies, Inc.
The Gap, Inc.	Tractor Supply Company

The Committee reviews the peer group at least annually. Subsequent to the establishment of his CarMax compensation for fiscal 2025, Mr. Nash joined the Board of Directors of eBay Inc. As a result of Mr. Nash’s service on eBay Inc.’s Board of Directors, effective for fiscal 2026 and thereafter, the Committee has removed eBay Inc. from the peer group.

BENCHMARKING

The Committee considers a blend of peer group data and broader survey data in benchmarking compensation. For fiscal 2025, in addition to the peer group, the Committee considered national compensation surveys produced by Equilar and Willis Towers Watson with a focus on executives within the retail/wholesale and automotive industries.

The Committee believes that this mix of data provides the most comprehensive view of executive compensation practices at companies with whom we compete for talent and allows the Committee to ensure that CarMax continues to provide appropriate and competitive compensation. This mix of data also allows the Committee to obtain broader market context with regard to certain positions that may not exist in a comparable form at every company in our peer group or that may not be classified as a named executive officer at every company in our peer group.

The Committee uses peer group and broader survey data as one of many factors in making compensation decisions and does not target named executive officers’ total direct compensation, or any specific element of compensation, at a specific percentile of the peer group/survey data. Other factors include individual performance, CarMax performance, tenure, internal pay equity and succession planning.

The Committee generally uses the 50th percentile of the blended peer/survey data as a reference in setting the base salaries and target annual incentive bonus opportunities of our named executive officers. The Committee uses long-term equity awards that are tied to objective performance metrics to further reward executive officers when CarMax performs well. If the Company delivers sustained performance gains, these long-term equity awards are targeted to provide an opportunity for total direct compensation beyond the 50th percentile of the blended peer/survey data. However, if the sustained performance goals are not achieved, these compensatory opportunities will not be realized.

What We Pay and Why: Elements of Compensation

The key elements of compensation for our named executive officers are base salary, an annual incentive bonus and long-term equity awards. Together, these elements make up total direct compensation.

Base Salary	+	Annual Incentive Bonus	+	Long-Term Equity Awards	=	Total Direct Compensation

This section describes these elements and details the amounts of each earned by our named executive officers in fiscal 2025.

COMPENSATION MIX

As our executives assume more responsibility, we generally increase the percentage of their compensation that is performance-based. We do not have a pre-established policy or target for allocation between specific compensation components. The following charts, however, show that the significant majority of target annual total direct compensation for both our CEO and our other named executive officers as a group is determined by our performance. The following charts and tables reflect the target total direct compensation (i.e., fiscal 2025 base salary, target annual incentive bonus and long-term equity grants) set by the Committee.

The table below illustrates how the target total direct compensation set by the Committee for each of our named executive officers was allocated between performance-based and fixed compensation for fiscal 2025, as well as the breakdown of performance-based compensation that was based on annual and long-term Company performance.

	Percentage of Target Total Direct Compensation		Percentage of Target Performance-Based Compensation
	Performance- Based	Fixed	Annual	Long- Term
William D. Nash	91%	9%	17%	83%
Enrique N. Mayor-Mora	77%	23%	29%	71%
James Lyski	79%	21%	25%	75%
Charles Joseph Wilson	78%	22%	27%	73%
Shamim Mohammad	78%	22%	27%	73%

BASE SALARY

We pay competitive base salaries to retain key officers and to attract the new talent necessary for our long-term success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure and job performance, as well as the market for the officer’s services. The Committee reviews officer base salaries every year, generally in March, and sets the base salary for newly appointed executive officers on their promotion. When the Committee reviews base salaries, it considers the reports and advice provided by its independent compensation consultant and the peer group and survey data described above, as well as the recommendations provided by our CEO (except when setting the CEO’s base salary).

The Committee reviewed Mr. Nash’s compensation and determined that his base salary was appropriately positioned relative to benchmarking data. Mr. Mayor-Mora, Mr. Lyski, and Mr. Mohammad were awarded 3% increases to their base salaries, which were consistent with the base salary increases awarded generally to our salaried associates. Mr. Wilson was awarded a 9% increase to his base salary, in connection with his individual contributions and the competitive positioning of his salary relative to the market median.

The following chart shows the fiscal 2024 base salary of each named executive officer that was carried over into fiscal 2025 and the base salary that applied after the Committee approved the base salary adjustments in March that were effective in April.

Name	Fiscal 2024 Base Salary ($)	Fiscal 2025 Base Salary ($)	Percentage Increase in Base Salary (%)
William D. Nash	1,231,776	1,231,776	—
Enrique N. Mayor-Mora	753,499	776,104	3
James Lyski	681,345	701,785	3
Charles Joseph Wilson	643,750	700,000	9
Shamim Mohammad	607,700	625,931	3

ANNUAL INCENTIVE BONUS

We pay annual incentive bonuses to drive the achievement of CarMax’s financial and strategic goals. The amount of the annual incentive bonus depends on our performance as measured against objective performance goals established by the Committee each fiscal year. Bonuses are not guaranteed.

We calculate bonuses using the following formula:

Base Salary	x	Target Percentage of Base Salary	x	Performance Adjustment Factor	=	Annual Incentive Bonus

Base salaries, which are the first component of this formula, are discussed above. The “target percentage of base salary” is an individual’s incentive bonus target expressed as a percentage of base salary. This percentage differs among our named executive officers depending on their level of responsibility. In January 2024, the Committee, in consultation with Semler Brossy, reviewed target percentages for our executive officers. In March 2024, the Committee decided to increase the target percentage of base salary from the prior fiscal year by 10 percentage points for our named executive officers, with the exception of Mr. Nash.

The last component of the bonus formula – the “performance adjustment factor” – is a percentage representing the Company’s success in meeting the performance goals set by the Committee each fiscal year.

The following narrative describes how the Committee applied this formula in fiscal 2025.

Performance Measures, Related Targets, and Performance Against Targets

The Committee set the performance goals in May 2024, during the first quarter of fiscal 2025. The Committee adopted four sets of goals, each intended to drive key short-term strategic imperatives for the year. Specifically, the goals were intended to drive the Company’s fiscal 2025 financial performance, market share growth, operational execution (in the form of metrics focused on retail and supply side experiences), and achievement of environmental and social objectives (in the form of reducing greenhouse gas emissions and achieving associate-wide inclusion trainings). The goals, relative weights set by the Committee, and the Committee’s assessment of performance against targets, were as follows:

Goal	Description	Achievement Against Targets
Earnings Before Interest and Taxes, or EBIT 50% of performance goal
50% of this goal would be achieved with EBIT performance of $699 million.

100% of this goal would be achieved with EBIT performance of $751 million.

In fiscal 2024, our EBIT performance was $766 million. Our target goal for fiscal 2025 was lower than fiscal 2024 EBIT performance to account for the $67 million benefit to fiscal 2024 EBIT in connection with the Takata legal settlement.

Note that the Committee determined to exclude from EBIT the impact of any unrealized gains or losses on equity investments in private companies (or companies in which CarMax initially invested while that company was private but had subsequently gone public) as well as other significant non-cash gains or losses that are non-recurring in nature; however, the Committee determined to include in EBIT the realized gains and losses in those investments to the extent that such gains or losses were realized in fiscal 2025.
For fiscal 2025, the Company achieved $795 million in EBIT, which represents $501 million in earnings increased by: (i) $169 million in income tax provision; (ii) $108 million in interest expense; (iii) $12 million in non-cash losses related to an Edmunds lease impairment; (iv) $4 million in unrealized losses on equity investments and (v) $1 million in cumulative realized gains related to equity investments. The Committee determined 100% (50 percentage points) of this goal to have been achieved. In addition, EBIT performance drove the application of a bonus multiplier, as described below under the heading “Select Performance Adjustment Factors.”
Market Share 15% of performance goal
For calendar 2024, increase the Company’s market share of nationwide age 0- to 10-year old vehicles sold.

50% of this goal would be achieved with a calendar 2024 market share of 3.47%.

100% of this goal would be achieved with either (i) a calendar 2024 market share of 3.85% or (ii) fourth quarter calendar 2024 market share of 4.00%.

We estimate our calendar year 2024 market share was 3.7%. Accordingly, the Committee determined 86% (13 percentage points) of this goal to have been achieved.
Operational Execution: Retail Sales and Supply Side Experience Metrics 25% of performance goal
Two Retail Experience Metrics (each metric is worth 6.25 percentage points for a total of 12.5 percentage points): (i) Scale our newly developed order processing tool to 100% of stores.
(ii) Rollout our modernized vehicle title hub solution to 70% of stores.

One Supply Side Experience Metric (worth 6.25 percentage points):
(i) Capture 100% of auction inventory within a modernized auction run list format to drive further effectiveness of our wholesale auctions.

One Credit and Funding Metric (worth 6.25 percentage points):
(i) Implement full-spectrum credit model and attain sufficient external funding to support this model.

In fiscal 2025, we achieved each of the two retail experience metrics. The Committee determined 100% (12.5 percentage points) of this goal to have been achieved.

In fiscal 2025, we achieved the supply side experience metric. The Committee determined 100% (6.25 percentage points) of this goal to have been achieved.

In fiscal 2025, we achieved the credit and funding metric. The Committee determined 100% (6.25 percentage points) of this goal to have been achieved.

Environmental and Social Objectives 10% of performance goal
Half of this goal (5 percentage points) would be achieved if there were at least a 50% reduction in our greenhouse gas emissions during calendar year 2024 as measured against our stated goal of achieving a 50% reduction by the end of 2025 compared to our 2018 emissions.

Half of this goal (5 percentage points) would be achieved if 90% or more of our associates completed two inclusion training modules.

We achieved more than a 50% reduction in greenhouse gas emissions during calendar year 2024 as measured against our stated goal of achieving a 50% reduction by the end of 2025 compared to our 2018 emissions.

More than 90% of our associates completed the required inclusion training modules.

Accordingly, the Committee determined 100% (10 percentage points) of these goals to have been achieved.

Select Performance Adjustment Factors

When it approved the foregoing goals, the Committee also determined that the performance adjustment factor would be between 0% and 100%, with the final performance adjustment factor being determined by the Committee in reference to the approved performance goals and their respective weightings. The Committee approved a bonus multiplier to enable the performance adjustment factor to exceed 100%. Assuming EBIT performance exceeded $789 million, the performance adjustment factor would be increased by 50%, and if it exceeded $811 million, it would be increased by 100%, thereby providing a maximum potential performance adjustment factor of 200%. For amounts falling in between EBIT performance of $751 million and each of the bonus adjustment thresholds, the performance adjustment factor would be determined using straight-line interpolation. In fiscal 2025, our EBIT performance was $795 million. Given the Company’s fiscal year EBIT performance for fiscal 2025, a 163.2% multiplier was applied to the fiscal 2025 annual incentive bonus performance adjustment factor.

Determine Payout

In considering the Company’s achievement of the four goal categories as set forth above, the Committee set the fiscal 2025 annual incentive bonus performance adjustment factor at 159.9%, which was determined by multiplying the overall goal achievement percentage of 98% by the bonus multiplier of 163.2% .

The following table shows each named executive officer’s base salary, incentive target percentage of base salary, and target and maximum bonus amounts. The table also shows each officer’s actual fiscal 2025 bonus.

Name	Base Salary ($)	Incentive Target Percentage (%)	Target Incentive Amount ($)	Actual Fiscal 2025 Incentive Bonus ($)	Maximum Incentive Amount ($)
William D. Nash	1,231,776	175	2,155,608	3,446,817	4,311,216
Enrique N. Mayor-Mora	776,104	95	737,299	1,178,941	1,474,598
James Lyski	701,785	95	666,696	1,066,047	1,333,392
Charles Joseph Wilson	700,000	95	665,000	1,063,335	1,330,000
Shamim Mohammad	625,931	95	594,634	950,820	1,189,269

The Committee sets robust performance targets for our annual incentive plan to drive achievement of CarMax’s financial goals. For the last five fiscal years, our average performance adjustment factor has been 112.1% (159.9%, 66.4%, 48.7%, 185.6%, and 100.0% for fiscal 2025, 2024, 2023, 2022, and 2021, respectively), meaning that, on average for the past five years, we have paid our named executive officers an annual incentive bonus of 112.1% of their respective target incentive amounts for achievement against the targets established by the Committee.

The Committee determines all incentive bonuses in accordance with the Annual Performance-Based Bonus Plan (the “Bonus Plan”). The plan provides that the maximum amount payable to any one individual in any one fiscal year is $10 million. However, in fiscal 2025, the Committee limited the maximum performance adjustment factor to 200%, ensuring that Mr. Nash’s bonus could not exceed $4,311,216.

LONG-TERM EQUITY AWARDS

We grant long-term equity awards to tie our executives’ long-term compensation directly to CarMax’s stock price and to drive the achievement of our strategic goals. We also believe that long-term equity awards are an important retention tool. These awards are made consistent with our Employee Equity Grant Policy, which is available under the “Governance” link at investors.carmax.com.

In fiscal 2025, we granted our named executive officers two forms of long-term equity awards: stock options and PSUs. Options accounted for 50% and PSUs accounted for 50% of the fair value awarded (with target performance achievement assumed for PSUs). All of our long-term equity grants were made pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (“Stock Incentive Plan”).

Stock Options

Each option represents the right to purchase one share of our common stock at the exercise, or “strike,” price. The strike price is equal to the closing price of our common stock on the grant date. Our option awards generally vest in 25% increments over four years; that is, one quarter of the options granted vests on the first anniversary of the grant, another quarter vests on the second anniversary, and so forth. The awards expire on the seventh anniversary of the grant date.

We believe that granting stock options supports our pay-for-performance philosophy by aligning management and shareholder interests. If our stock price does not rise, the options have no value. In addition to promoting alignment of management and shareholder interests, the four-year vesting schedule and seven-year exercise term of our options ensures that our executives are appropriately focused on CarMax’s long-term strategic goals. This vesting schedule also serves as a retention tool.

Performance Stock Units

PSUs are designed to link compensation to the Company’s performance over a three-year period. In fiscal 2025, we returned to a three-year PSU performance measurement period, establishing three-year performance goals at the start of the performance measurement period. The PSUs granted in fiscal 2025 have a three-year term (meaning that they will not vest until the third anniversary of the awards), with the Committee establishing a three-year performance goal for cumulative pre-tax income at the beginning of the three-year period. Depending on the Company’s achievement of the performance goal, PSUs represent the right to receive between 0% and 200% of a targeted number of shares of our common stock. The threshold multiplier for the cumulative pre-tax income goal is 50%. The target multiplier is 100% and the maximum multiplier is 200%. The multiplier is determined using straight-line interpolation for performance that falls between the threshold and the target or between the target and the maximum. If the threshold performance goal is not achieved, none of the shares will be paid. The number of shares ultimately delivered to each PSU holder will be determined based upon actual performance against the three-year goal.

The Committee considered PSUs to be a key component of our pay-for-performance philosophy in fiscal 2025 because the PSUs directly tie equity payments to a measure of CarMax’s cumulative pre-tax income that the Committee believes to be an appropriate reflection of the Company’s performance. In addition, similar to our stock options, a PSU’s multi-year vesting schedule operates as a retention tool and ensures that our executives are appropriately focused on CarMax’s long-term strategic and financial goals.

In addition to establishing three-year goals for the fiscal 2025 PSUs, the Committee set goals for PSUs awarded in prior years, namely, the one-third of the fiscal 2024 and fiscal 2023 PSU awards applicable to fiscal 2025 performance. For year two of the fiscal 2024 PSUs and year three of the fiscal 2023 PSUs, the Committee set a one-year goal that applies to one-third of the granted PSUs based on one year of pre-tax income. Despite the annual performance goals for the fiscal 2024 and fiscal 2023 PSUs, no shares are paid out until the PSUs vest, which generally occurs on the three-year anniversary of the grant date.

Award Determinations

In determining the value of long-term equity awards to grant, the Committee considered the named executive officer’s role at CarMax; benchmarking data; our recent financial performance; the performance of our common stock; the fair market value, expense and dilutive effect of any potential award; succession planning; and the importance of retaining the officer’s services. The Committee solicits the advice of Semler Brossy and, except with respect to the awards to the CEO, the opinion of the Company’s CEO. The CEO generally gives the Committee an initial recommendation for long-term equity awards for the other named executive officers. The Committee reviews this recommendation and makes its own independent determination.

Fiscal 2025 Long-Term Equity Awards

In fiscal 2024 and fiscal 2025, as noted below, the Committee approved stock option and PSU awards to our named executive officers as part of our annual long-term equity award process.

	Options and PSUs Granted in Fiscal 2025			Options and PSUs Granted in Fiscal 2024
Name	Grant Date Fair Value of Stock Options ($)(a)(b)	Grant Date Fair Value of PSUs ($)(b)	Total Grant Date Fair Value ($)	Grant Date Fair Value of Stock Options ($)(a)(b)	Grant Date Fair Value of PSUs ($)(b)	Total Grant Date Fair Value ($)
William D. Nash	5,250,007	5,249,975	10,499,982	7,500,001	2,499,996	9,999,997
Enrique N. Mayor-Mora	899,999	900,009	1,800,008	1,084,935	361,633	1,446,568
James Lyski	999,999	1,000,018	2,000,017	1,305,921	435,284	1,741,205
Charles Joseph Wilson	899,999	900,009	1,800,008	1,084,935	361,633	1,446,568
Shamim Mohammad	799,999	800,001	1,600,000	1,084,935	361,633	1,446,568
(a)We grant limited stock appreciation rights (“SARs”) in tandem with each option. The SARs may be exercised only in the event of a change-in-control of the Company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.
(b)Option amounts represent the fair value at grant calculated using valuation models performed as of the date of grant by an independent third party. PSU amounts were calculated using the closing price of our common stock on the date of grant assuming target performance levels.

The amounts listed in the table above for PSUs will not match the amounts in the Stock Award column in the Summary Compensation Table or the Grants of Plan-Based Awards table. In those tables, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the grant date of a PSU occurs when the objectively determinable performance goals are set. Starting with the fiscal 2025 PSUs, the Committee established a three-year performance goal at the beginning of the three-year period. As a result, the Summary Compensation Table and Grants of Plan-Based Awards Table includes the entirety of the fiscal 2025 PSU awards and the applicable one-third of each of the fiscal 2024 PSUs and fiscal 2023 PSUs for which performance goals were set during fiscal 2025. See note (a) to the Summary Compensation Table for more detail.

The Committee reviewed and approved long-term equity awards in March 2024 following the conclusion of the Company’s February 29, 2024 fiscal year end and the grant date for the awards was on May 1, 2024. The Committee increased the value of Mr. Nash’s long-term equity award by $500,000. This decision was made to bring Mr. Nash’s long-term equity compensation up to the median of the CEO blended peer group/survey data described above under the heading “Benchmarking.” The Committee increased the value of the long-term equity awards for Mr. Lyski, Mr. Mayor-Mora, Mr. Mohammad, and Mr. Wilson based on each individual’s role and responsibilities and the length of each individual’s tenure in the role, individual contributions, and to bring long-term equity compensation up to the median of the executive blended peer group/survey data described above under the heading “Benchmarking.”

The reported values of the PSUs and stock options in the table above do not correspond to the actual value that may be realized by each NEO.

Performance Stock Unit Goal Achievements

Fiscal 2023 PSU Year 3 Performance Goal Achievement; Fiscal 2024 PSU Year 2 Performance Goal Achievement

In March 2025, the Committee certified, subject to the Audit Committee’s approval of the Company’s fiscal 2025 financial statements, a 159% performance multiplier for year three of the fiscal 2023 PSU awards and year two of the fiscal 2024 PSU awards. The Committee’s determination was based on CarMax’s achievement of pre-tax income of $687 million for the one-year performance period ended February 28, 2025, as further described in the table below.

The following table shows the performance metrics for year three of the fiscal 2023 PSU awards and year two of the fiscal 2024 PSU awards.

	Threshold	Target	Maximum	Actual
FY25 Pre-Tax Income (a)	$574	$645	$716	$687
Pre-Tax Income Performance Multiplier	50%	100%	200%	159%

(a)    Fiscal 2025 pre-tax income is equal to earnings before income taxes. Note that the Committee determined to exclude from pre-tax income the impact of any unrealized gains or losses on equity investments in private companies (or companies in which CarMax initially invested while that company was private but had subsequently gone public) as well as other significant non-cash gains or losses that are non-recurring in nature; however, the Committee determined to include in pre-tax income the realized gains and losses in those investments to the extent that such gains or losses were realized in fiscal 2025. For fiscal 2025, the actual adjusted pre-tax income of $687 million represents $669 million in earnings before income taxes increased by approximately $12 million for a non-cash Edmunds lease impairment, $4 million attributable to unrealized gains/losses on equity investments, and $1 million for cumulative gains on equity investments.

Year three of the fiscal 2023 PSU awards and year two of the fiscal 2024 PSU awards was multiplied by 159% given the Company’s pre-tax income performance.

The final payout multiplier for the fiscal 2023 PSUs, taking into account performance for all three years, was 67% (4% for year one; 38% for year two; and 159% for year three).

ADDITIONAL ELEMENTS OF COMPENSATION

We provide our executive officers the benefits available to CarMax associates generally. We also provide the limited perquisites described below. These benefits and perquisites are intended to be part of a competitive compensation package.

Benefits Available to CarMax Associates Generally

Our executives and our full-time associates generally are eligible for health insurance coverage, life insurance, short- and long-term disability insurance, matching gifts to qualified charitable organizations, and a defined contribution, or 401(k), plan that we refer to as our Retirement Savings Plan.

In addition, executives and CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Pension Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2025” table.

Non-Qualified Retirement Plans

Our executives and other highly-compensated associates are eligible to participate in two non-qualified retirement plans: the Retirement Restoration Plan (“RRP”) and the Executive Deferred Compensation Plan (“EDCP”). A description of these plans can be found in the narrative discussion following the “Nonqualified Deferred Compensation” table. Details regarding the fiscal 2025 contributions to each named executive officer’s RRP and EDCP accounts, as well as the earnings and aggregate balances for those accounts, can be found in the “Nonqualified Deferred Compensation” table.

In addition to the RRP and the EDCP, executives and other highly compensated CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Benefit Restoration Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2025” table.

Company Transportation

We provide the use of a CarMax-owned vehicle to each of our named executive officers and to certain other eligible associates. For all associates using CarMax-owned vehicles, we bear certain maintenance and insurance costs. We treat the personal use of a Company-owned vehicle as income to the associate. The associate pays the related income taxes.

We encourage our executive officers to use our plane for business travel. Our plane is also available for personal use by Mr. Nash. Mr. Nash is required to reimburse CarMax for the incremental costs associated with his personal use to the extent that those costs exceed $275,000 in any fiscal year. Mr. Nash bears all income taxes associated with his personal use of the plane.

We do not provide tax gross-ups on any of these transportation benefits.

Tax and Financial Planning Services

We provide a tax and financial planning benefit to our named executive officers. This benefit was valued at $16,335 for fiscal 2025. Officers who forego this benefit may engage their own tax professional at the Company’s expense in an amount up to $10,000 per year. The Committee approved this benefit to reduce the amount of time and attention that our executive officers must spend on personal tax and financial planning, which permits them to focus on their responsibilities to CarMax, and to maximize the financial reward of the compensation that CarMax provides. Officers bear all income taxes associated with these tax and financial planning benefits. We do not provide tax gross-ups on these benefits.

Additional Information

SEVERANCE AGREEMENTS

We have severance agreements with each of our named executive officers. The Committee has determined that these agreements are beneficial to us because they contain restrictive covenants relating to confidential information, non-competition and non-solicitation of our associates. The Committee also believes that these agreements serve as a recruiting tool and better enable our current executives to focus on CarMax’s strategic and operating goals.

Our severance agreements do not provide for a guaranteed term of employment or tax gross-ups.	The agreements provide for severance payments under certain circumstances, which are discussed in more detail under “Potential Payments Upon Termination or Change-in-Control.” In 2014, the Committee reduced the scope of the potential payments and benefits for any newly named executive officers. Accordingly, the potential payments and benefits provided to Mr. Mayor-Mora, Mr. Lyski, Mr. Wilson, and Mr. Mohammad, who became executive officers after this change, differ from those that would potentially be provided to Mr. Nash.

None of the severance agreements provide a guaranteed term of employment, nor do they provide tax gross-ups on any compensation or perquisite.

Clawback and Forfeiture Provisions

The Board adopted a Clawback Policy in October 2023, effective December 1, 2023. The Clawback Policy provides that, in the event of a restatement, the Committee must pursue the forfeiture and/or repayment of incentive-based compensation awarded to a covered individual that represents compensation that would not have been paid based on the restated financial measures. The Company’s Clawback Policy complies with the listing standards adopted by NYSE and approved by the SEC in June 2023, which comply with Rule 10D-1 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). The Clawback Policy covers both former and current executive officers. In connection with the adoption of the Clawback Policy, the Company amended executive severance agreements to conform to the Clawback Policy.

In addition, at our 2012 annual shareholders meeting, we asked our shareholders to approve amendments to add clawback provisions to both our Bonus Plan and Stock Incentive Plan. Our shareholders approved these provisions, which provide that any award that is subject to recovery under any law, including the Dodd-Frank Act, will be subject to a clawback as required by such law or any CarMax policy adopted pursuant to such law.

In addition to the clawback provisions discussed above, our equity award agreements contain a forfeiture provision. If a named executive officer is terminated for cause, the officer’s unexercised vested and unvested options, unvested PSUs, and unvested market stock units (“MSUs”) will be forfeited.

Change-in-Control and Severance Benefits

Each severance agreement provides for payments and other benefits in certain circumstances involving a termination of employment, including a termination of employment in connection with a change-in-control. Payments in connection with a change-in-control are subject to a double trigger; that is, the executive is not entitled to payment unless there is both a change-in-control and the executive is subsequently terminated without cause (or resigns for good reason) within a two-year period following the change-in-control. Our executives are not entitled to any severance payments as a result of voluntary termination or if they are terminated for cause. Detailed information with respect to these payments and benefits can be found under the heading “Potential Payments Upon Termination or Change-in-Control.”

The Committee believes that these severance benefits encourage the commitment of our named executive officers and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change-in-control, our named executive officers will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the Board may direct without fear of retribution if a change-in-control occurs. The Committee recognizes that the severance benefits may have the effect of discouraging takeovers and protecting our officers from removal because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management. The Committee believes that the benefit to CarMax and its shareholders outweighs this concern.

RISK AND COMPENSATION POLICIES AND PRACTICES

The Committee assesses CarMax’s compensation policies and practices each year to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company. In fiscal 2025, management reviewed the compensation policies and practices for all CarMax associates (including store associates, store management, regional leadership teams, customer experience consultants, home office and CarMax Auto Finance associates, and executive officers). Management then presented a summary of its review at the Committee’s January 2025 meeting. The summary listed each compensation policy or practice applicable to the various groups of CarMax associates, including base salaries, annual incentive bonuses, long-term equity awards, sales bonuses, sales commissions and hourly pay. The summary also listed the potential risks associated with those policies or practices and the tools we employ to mitigate those risks, including the following:
▪Annual Incentive Bonuses: payments made to senior management are: (i) subject to a clawback provision; (ii) capped at 200% of the target incentive bonus amount or at the $10 million plan maximum, whichever is lower; and (iii) only paid when CarMax satisfies the objective metrics determined annually at the beginning of the year by an independent committee of non-employee directors.
▪Long-Term Equity Awards: equity awards: (i) are approved by an independent committee of non-employee directors; (ii) contain three and four-year vesting provisions; and (iii) for senior management, must be held in compliance with CarMax’s executive stock ownership guidelines.
▪Sales Bonuses: sales bonuses are monitored to ensure that associates are not overpaid based on inflated sales figures. Monitoring tools include: (i) centralized assignment of sales targets; (ii) centralized and non-negotiable vehicle pricing; (iii) electronic reporting of sales; and (iv) daily vehicle inventory monitoring.
▪Hourly Pay: hourly pay is tracked and managed through a centralized time management and reporting system.

Following discussion and a review of the summary noted above, the Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

STOCK GRANT PRACTICES

The Committee does not take material, nonpublic information into account when determining the timing and terms of equity awards. Instead, equity awards are generally made on an annual basis according to a predetermined schedule. Any material proximity between an equity award’s grant date and the release of information that could be expected to affect such grant’s value is mitigated by the predetermined schedule. Annual equity awards are approved at the start of the new fiscal year to incentivize our executive officers to deliver on the Company’s strategic objectives for the new fiscal year and the annual equity grant date is generally the first business day in May.

We do not time the release of material, nonpublic information to affect the value of executive compensation. During fiscal year 2025, we did not grant equity awards to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material, nonpublic information.

STOCK OWNERSHIP GUIDELINES

To further align the long-term financial interests of our executives and our shareholders, the Committee has established the following stock ownership guidelines for its executive officers:

Subject Officers	Required to Own the Lesser of:
Chief Executive Officer	6 x Base Salary or 300,000 shares
Executive Vice President	3 x Base Salary or 100,000 shares
Senior Vice President	2 x Base Salary or 50,000 shares

Executives have five years from the date they first become subject to a particular level of stock ownership to meet the corresponding requirement. The Committee measures compliance on an annual basis at the end of each fiscal year. Acceptable forms of ownership include shares owned outright (by the executive or an immediate family member), vested stock options, PSUs and MSUs. Our stock ownership guidelines are available under the “Governance” link at investors.carmax.com.

As of February 28, 2025, all of our current named executive officers satisfied the ownership guidelines set forth above.

PROHIBITION ON HEDGING AND PLEDGING

We have policies prohibiting all CarMax associates from holding CarMax stock in a margin account, pledging CarMax stock as collateral for a loan, or purchasing any financial instruments that are designed to hedge or offset any change in the market value of CarMax stock. These prohibitions apply to our named executive officers, all employees, and our non-employee directors.

INSIDER TRADING ARRANGEMENTS AND POLICY

We have adopted an Insider Trading Policy that governs the purchase, sale, and other dispositions of our securities by our directors, officers, and employees, as well as by CarMax itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards. A copy of our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits our ability to deduct for tax purposes compensation in excess of $1 million paid to certain executive officers. We expect that compensation paid to our named executive officers in excess of $1 million generally will not be deductible. The Committee will award non-deductible compensation when it believes doing so is in our and our shareholders’ best interests, regardless of its deductibility.

Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation, which can include long-term equity awards and severance. CarMax’s executive compensation programs generally are designed to comply with, or be exempt from, the requirements of Section 409A so as to avoid potential adverse tax consequences that may result from non-compliance.

In developing CarMax’s executive compensation programs, the Committee also considers the accounting treatment of, and the expenses associated with, the Company’s long-term equity compensation practices.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the CarMax, Inc. Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

THE COMPENSATION AND PERSONNEL COMMITTEE
Ronald E. Blaylock, Chair
Sona Chawla
David W. McCreight

COMPENSATION TABLES

Summary Compensation Table for Fiscal 2025
The table below shows the compensation paid to or earned by our named executive officers in fiscal 2025, 2024, and 2023. For omitted years below, the respective individual was not a named executive officer during those years.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Non-Equity Incentive Plan Comp- ensation(b) ($)	Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings(c) ($)	All Other Compen- sation(d) ($)	Total ($)
William D. Nash President and Chief Executive Officer	2025	1,235,160	6,859,378	5,250,007	3,446,817	11,126	314,357	17,116,845
	2024	1,238,544	1,820,851	7,500,001	1,431,324	7,015	259,579	12,257,314
	2023	1,232,297	1,365,652	7,499,999	1,049,781	—	441,014	11,588,743
Enrique N. Mayor-Mora EVP and Chief Financial Officer	2025	775,504	1,137,034	899,999	1,178,941	—	83,285	4,074,763
	2024	748,958	269,516	1,084,935	425,275	—	73,748	2,602,432
	2023	726,803	205,954	1,084,933	302,826	—	120,221	2,440,737
James Lyski EVP and Chief Growth and Strategy Officer	2025	701,242	1,282,832	999,999	1,066,047	—	76,077	4,126,197
	2024	677,238	331,961	1,305,921	384,551	—	66,852	2,766,523
	2023	660,981	258,490	1,305,911	273,828	—	107,609	2,606,819
Charles Joseph Wilson EVP and Chief Operating Officer	2025	695,124	1,121,041	899,999	1,063,335	5,473	80,199	3,865,171
	2024	639,870	240,337	1,084,935	363,333	2,940	66,933	2,398,348
Shamim Mohammad EVP and Chief Information and Technology Officer	2025	625,447	1,034,019	799,999	950,820	—	87,919	3,498,204
	2024	604,037	275,859	1,084,935	342,986	—	86,635	2,394,452
	2023	590,143	214,629	1,084,933	244,231	—	110,185	2,244,121

(a)Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with ASC Topic 718. These amounts do not correspond to the actual value that may be realized by each NEO. Under ASC Topic 718 the grant date for a PSU occurs when objectively determinable performance goals are approved. As further described in the Compensation Discussion and Analysis section, in fiscal 2025 we approved performance goals for the final one-third of the PSUs issued in fiscal 2023, the second one-third of the PSUs issued in fiscal 2024, and the entirety of the PSUs issued in fiscal 2025; accordingly, the amounts disclosed under the Stock Awards column above for fiscal year 2025 include amounts attributable to those portions of those awards for each of those three fiscal years (the “included PSUs”). Due to the shift in fiscal 2025 from one-year performance periods established each year to a three-year performance measurement period for PSU awards, the total stock award amounts for fiscal 2025 as reported in this table includes stock award amounts attributable to one-third of the PSUs issued in fiscal 2023, one-third of the PSUs issued in fiscal 2024, and the entirety of the PSUs issued in fiscal 2025, which results in a larger total compensation valuation for fiscal 2025 than as compared to prior years when the Company utilized one-year performance periods for PSUs. PSU values in the Stock Awards column are based on performance achieved at target levels for the included PSUs, which was the probable outcome of performance conditions as of the grant date for the included PSUs. The grant date fair value of each NEO’s included PSUs for fiscal year 2025 if earned at maximum levels was $13,718,755; $2,274,067; $2,565,664; $2,242,083; and $2,068,039 for Nash, Mayor-Mora, Lyski, Wilson, and Mohammad, respectively. Additional information regarding outstanding awards, including exercise prices, vesting schedules, and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2025 Year End” table. The assumptions used in determining the grant date fair values of the awards are disclosed in Note 13 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

(b)Represents the annual incentive bonus earned under our Bonus Plan.
(c)Represents the aggregate increase in the actuarial value of accumulated benefits under our frozen Pension Plan and frozen Benefit Restoration Plan accrued during the relevant fiscal year. The “Pension Benefits in Fiscal 2025” table and its accompanying narrative contain additional details with respect to these amounts.
(d)Further details are included in the “All Other Compensation in Fiscal 2025” table below.

All Other Compensation in Fiscal 2025

Name	Personal Use of Company Plane(a) ($)	Personal Use of Company Automobile(b) ($)	Retirement Savings Plan Contribution(c) ($)	Deferred Compensation Account Contributions(d) ($)	Other(e) ($)	Total ($)
William D. Nash	132,781	—	19,130	139,086	23,360	314,357
Enrique N. Mayor-Mora	—	1,334	20,961	50,965	10,025	83,285
James Lyski	—	1,013	20,936	44,103	10,025	76,077
Charles Joseph Wilson	—	—	21,349	42,061	16,789	80,199
Shamim Mohammad	—	9,423	20,592	37,115	20,789	87,919
(a)The compensation associated with the personal use of the Company plane is based on the aggregate incremental cost to CarMax of operating the plane. The cost is calculated based on the average variable costs of operating the plane, which include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. We divided the total variable costs by the total number of miles our plane flew to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hangar rental fees, taxes, rent, depreciation and insurance. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. For purposes of determining an executive’s taxable income, personal use of our plane is valued using a method based on Standard Industry Fare Level rates and the related taxes are paid by the executive. This benefit is only available to Mr. Nash.
(b)The value of the personal use of a Company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.
(c)Includes the Company matching portion of each executive’s Retirement Savings Plan (“RSP”) contributions. These RSP benefits are offered on the same terms to all CarMax associates.
(d)Includes the Company matching portion of each executive’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) contributions. These RRP benefits are offered on the same terms to all CarMax associates whose salary exceeds the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($350,000 in 2025). Also includes a restorative contribution designed to compensate executives for any loss of Company contributions under the RSP and RRP due to a reduction in the executive’s eligible compensation under the RSP and RRP resulting from deferrals into the EDCP.
(e)Represents the total amount of other personal benefits provided. None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these personal benefits for the named executive officer. These other benefits include tax and financial planning services, which are described on page 37, and matching charitable gifts made by The CarMax Foundation as part of its matching gifts program (which is available to all CarMax associates).

Grants of Plan-Based Awards in Fiscal 2025

The following table lists grants of plan-based awards to each of our named executive officers during fiscal 2025.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Option Awards: Number of Securities Underlying Options(c) (#)	Exercise or Base Price of Option Awards(d) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(e) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William D. Nash			107,780	2,155,608	4,311,216
	5/7/2024	3/28/2022				4,572	9,144	18,288			633,039
	5/7/2024	3/31/2023				5,912	11,824	23,648			818,576
	5/7/2024	3/27/2024				39,057	78,113	156,226			5,407,763
	5/1/2024	3/27/2024							179,918	67.21	5,250,007
Enrique N. Mayor-Mora			36,865	737,299	1,474,598
	5/7/2024	3/28/2022				662	1,323	2,646			91,591
	5/7/2024	3/31/2023				855	1,710	3,420			118,383
	5/7/2024	3/27/2024				6,696	13,391	26,782			927,059
	5/1/2024	3/27/2024							30,843	67.21	899,999
James Lyski			33,335	666,696	1,333,392
	5/7/2024	3/28/2022				796	1,592	3,184			110,214
	5/7/2024	3/31/2023				1,030	2,059	4,118			142,545
	5/7/2024	3/27/2024				7,440	14,879	29,758			1,030,073
	5/1/2024	3/27/2024							34,270	67.21	999,999
Charles Joseph Wilson			33,250	665,000	1,330,000
	5/7/2024	3/28/2022				546	1,092	2,184			75,599
	5/7/2024	3/31/2023				855	1,710	3,420			118,383
	5/7/2024	3/27/2024				6,696	13,391	26,782			927,059
	5/1/2024	3/27/2024							30,843	67.21	899,999
Shamim Mohammed			29,732	594,634	1,189,268
	5/7/2024	3/28/2022				662	1,323	2,646			91,591
	5/7/2024	3/31/2023				855	1,710	3,420			118,383
	5/7/2024	3/27/2024				5,952	11,903	23,806			824,045
	5/1/2024	3/27/2024							27,416	67.21	799,999
(a)Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2025 performance. The actual amount of each named executive officer’s annual incentive bonus in fiscal 2025 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.” Additional information regarding the design of our Bonus Plan is included beginning on page 31.
(b)For each of our named executive officers, represents a grant of stock-settled performance stock units, which we refer to as “performance stock units” or “PSUs.” If earned, PSUs vest on the third anniversary of the first tranche’s (or, for the 2025 PSUs, only tranche’s) grant date, which for the fiscal 2023 PSUs will be May 3, 2025, for the fiscal 2024 PSUs will be May 1, 2026, and for the fiscal 2025 PSUs will be May 1, 2027. Under ASC Topic 718, the grant date for a PSU occurs only when objectively determinable PSU performance goals are approved. Therefore, the reported number of units is calculated for the portion of the PSUs for which performance goals were set in fiscal 2025. As further described in the Compensation Discussion and Analysis section, we approved performance goals for the final one-third of the PSUs issued in fiscal 2023, the second one-third of the PSUs issued in fiscal 2024, and the entirety of the PSUs issued in fiscal 2025, such that the amounts disclosed in the table above only include amounts attributable to those portions of those awards (the “included PSUs”). PSU values in the Stock Awards column are based on performance achieved at target levels for the included PSUs. Additional information regarding PSUs, including the formula used to convert PSUs to shares of our common stock upon vesting and settlement, is included under “Long-Term Equity Awards” in the “Compensation Discussion and Analysis” section.

(c)Option awards generally vest in 25% increments annually over a four-year period. Additional information regarding stock options is included beginning on page 34. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. The SARs may be exercised only in the event of a change-in-control. To the extent a SAR is exercised, the related option must be surrendered. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option, multiplied by the number of shares of common stock underlying such SAR.
(d)All fiscal 2025 stock options were issued with an exercise price equal to the closing price of our common stock on the grant date. Additional information regarding our use of the closing price is included under “Stock Options” in the “Compensation Discussion and Analysis” section.
(e)Represents the grant date fair value of the award as determined in accordance with ASC Topic 718, with PSUs valued based on the probable outcome of performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal 2025 Year End
The following table lists outstanding equity awards previously granted to our named executive officers as of February 28, 2025.

		Option Awards (a)				Stock Awards (b)(c)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William D.	5/1/2019	237,772	—	78.61	5/1/2026
Nash	5/1/2020	232,198	—	71.07	5/1/2027
	5/3/2021	106,308	35,435	136.94	5/3/2028
	5/2/2022	112,546	112,544	91.14	5/2/2029
	5/2/2022					18,379	1,524,906
	5/1/2023	64,433	193,299	70.48	5/1/2030
	5/1/2023					23,293	1,932,620	11,824	981,037
	5/1/2024	—	179,918	67.21	5/1/2031
	5/1/2024							156,226	12,962,071
Enrique N.	5/1/2019	20,540	—	78.61	5/1/2026
Mayor-Mora	12/26/2019	6,178	—	88.54	12/26/2026
	5/1/2020	39,592	—	71.07	5/1/2027
	12/28/2020	2,658	—	91.00	12/28/2027
	5/3/2021	17,275	5,758	136.94	5/3/2028
	5/2/2022	16,281	16,280	91.14	5/2/2029
	5/2/2022					2,660	220,700
	5/1/2023	9,321	27,962	70.48	5/1/2030
	5/1/2023					3,369	279,526	1,711	141,962
	5/1/2024	—	30,843	67.21	5/1/2031
	5/1/2024							26,782	2,222,103
James Lyski	5/1/2019	49,136	—	78.61	5/1/2026
	5/1/2020	47,984	—	71.07	5/1/2027
	5/3/2021	23,139	7,712	136.94	5/3/2028
	5/2/2022	19,597	19,596	91.14	5/2/2029
	5/2/2022					3,200	265,504
	5/1/2023	11,220	33,657	70.48	5/1/2030
	5/1/2023					3,850	336,526	2,059	170,835
	5/1/2024	—	34,270	67.21	5/1/2031
	5/1/2024							29,758	2,469,021
Charles	5/1/2019	33,967	—	78.61	5/1/2026
Joseph	5/1/2020	33,171	—	71.07	5/1/2027
Wilson	5/3/2021	13,289	4,429	136.94	5/3/2028
	5/2/2022	13,434	13,432	91.14	5/2/2029
	5/2/2022					2,195	182,119

	12/28/2022	1,255	1,254	59.24	12/28/2029
	12/28/2022							248	20,577
	5/1/2023	9,321	27,962	70.48	5/1/2030
	5/1/2023					3,369	279,526	1,711	141,962
	5/1/2024	—	30,843	67.21	5/1/2031
	5/1/2024							26,782	2,222,103
Shamim	5/1/2019	40,542	—	78.61	5/1/2026
Mohammad	5/1/2020	39,592	—	71.07	5/1/2027
	5/3/2021	19,223	6,407	136.94	5/3/2028
	5/2/2022	16,281	16,280	91.14	5/2/2029
	5/2/2022					2,660	220,700
	5/1/2023	9,321	27,962	70.48	5/1/2030
	5/1/2023					3,369	279,526	1,711	141,962
	5/1/2024	—	27,416	67.21	5/1/2031
	5/1/2024							23,806	1,975,184
(a)Option awards vest in 25% increments annually over a four-year period. Additional information regarding stock options is included beginning on page 34. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. Additional information regarding SARs is included on page 35 and under the chart titled “Grants of Plan-Based Awards in Fiscal 2025.”
(b)Mr. Wilson’s December 2022 stock awards are stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” The number of shares awarded for each MSU award is calculated by dividing the average closing price of our common stock during the final 40 trading days of the vesting period by the fair value of our stock price on the date of grant. The resulting quotient is capped at two. The quotient is multiplied by the number of MSUs granted to yield the number of shares of stock awarded. To calculate the market value of the unvested MSUs in the table above, we assumed that the average closing price of our stock during the final 40 trading days of the three-year period was equal to the closing price of our stock on February 28, 2025, the last trading day of our fiscal year (which was $82.97). MSUs vest on the third anniversary of the grant date.
(c)The fiscal 2023 stock awards, the fiscal 2024 stock awards, and the fiscal 2025 stock awards were stock-settled performance stock units, which we refer to as “performance stock units” or “PSUs.” If earned, PSUs vest on the third anniversary of the grant date, which for the fiscal 2023 PSUs will be May 3, 2025, for the fiscal 2024 PSUs will be May 1, 2026, and for the fiscal 2025 PSUs will be May 1, 2027. To calculate the number of shares awarded at vesting, each PSU is multiplied by a percentage that represents the Company’s success in meeting the performance goals set by the Committee. If a threshold performance goal is met, each PSU is multiplied by the Company’s performance against the threshold performance goal. The target multiplier is 100% and the maximum multiplier is 200%. The multiplier is determined by the Committee in reference to achievement of the objectively determined performance goals. If the threshold performance goal is not achieved, no shares will be paid. To calculate the market value of the unvested fiscal 2023 PSUs in the table above, based on performance to target at February 28, 2025, we applied a multiplier of 67%. For the fiscal 2024 PSUs, the Company had certified a 38% multiplier for year one of its term and performance exceeded the threshold performance goals set for year two of its term. At that time, no performance goal had been set for year three. We applied a multiplier of 38% for the one-third covered by the year one performance goal and a 159% multiplier for the one-third covered by the year two performance goal. We applied a 100% multiplier for the remaining one-third of the awards. To calculate the value of the unvested fiscal 2025 PSUs, based on performance to target at February 28, 2025, we assumed that the multiplier was 200%. The value of each resulting share was equal to the closing price of our stock on February 28, 2025, the last trading day of our fiscal year (which was $82.97).

Option Exercises and Stock Vested in Fiscal 2025
The following table includes information with respect to the options exercised by, and the PSUs vested in, our named executive officers during fiscal 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
William D. Nash	240,513	4,490,199	11,781	809,473
Enrique N. Mayor-Mora	16,150	320,127	1,915	131,580
James Lyski	57,986	1,054,185	2,563	176,104
Charles Joseph Wilson	10,021	173,464	1,471	101,072
Shamim Mohammad	47,845	948,742	2,130	146,352
(a)Represents the number of shares of common stock underlying stock options exercised during fiscal 2025.
(b)Amounts were calculated based on difference between (i) the closing price of the Company’s common stock on the exercise date and (ii) the exercise price of the stock options.
(c)Represents the number of shares of common stock acquired on vesting of the underlying PSUs during fiscal 2025.
(d)Amounts were calculated by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares acquired on vesting.

Pension Benefits in Fiscal 2025
The following table lists the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and Benefit Restoration Plan in fiscal 2025.

Name	Plan Name	Number of Years Credited Service (a) (#)	Present Value of Accumulated Benefit (b) ($)	Payments During Last Fiscal Year ($)
William D. Nash	Pension Plan	15	275,495	—
	Benefit Restoration Plan	15	50,997	—
Enrique N. Mayor-Mora	Pension Plan	—	—	—
	Benefit Restoration Plan	—	—	—
James Lyski	Pension Plan	—	—	—
	Benefit Restoration Plan	—	—	—
Charles Joseph Wilson	Pension Plan	14	179,000	—
	Benefit Restoration Plan	14	—	—
Shamim Mohammad	Pension Plan	—	—	—
	Benefit Restoration Plan	—	—	—
(a)We have not granted any of our named executive officers extra years of service under either the Pension Plan or the Benefit Restoration Plan.
(b)Determined assuming retirement at age 65. The discount rate (5.45%) and mortality assumptions used in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions including the pension plan measurement date is set forth in Note 11 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

PENSION PLAN

We froze our Pension Plan, a tax-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan was generally available to all full-time associates upon completion of one year of service.

No additional benefits have accrued under the Pension Plan since it was frozen. Previously accrued benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years and (2) 0.65% times the excess of highest average earnings over Social Security covered compensation times years of service up to 35 years. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions, but may not exceed the compensation limit imposed by the Internal Revenue Code. In the final year of benefit accruals, that compensation limit was $230,000. Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination or December 31, 2008, if earlier. All participants were vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

BENEFIT RESTORATION PLAN

We froze our Benefit Restoration Plan, a non-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan provided an alternate means of paying benefits to participants in the Pension Plan, including our named executive officers, who were prohibited from receiving additional benefits under the Pension Plan because of the Internal Revenue Code’s compensation limit.

No additional benefits have accrued under the Benefit Restoration Plan since it was frozen. Previously accrued benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to Internal Revenue Code limitations on amounts of includable earnings and maximum benefits. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

RETIREMENT BENEFITS

As of February 28, 2025, Mr. Nash meets the requirements and is eligible to retire with full benefits from the Pension Plan and the Benefit Restoration Plan.

Nonqualified Deferred Compensation in Fiscal 2025

The following table lists fiscal 2025 contributions to each named executive officer’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) accounts. The table also lists the aggregate earnings, withdrawals and distributions, and balances for each account.

Name	Plan Name	Executive Contributions in Last Fiscal Year (a)($)	Registrant Contributions in Last Fiscal Year (b)($)	Aggregate Earnings in Last Fiscal Year (c)($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (d) ($)
William D. Nash	RRP	139,086	139,086	358,292	—	4,102,356
	EDCP	—	—	100,228	—	1,141,885
Enrique N. Mayor-Mora	RRP	50,965	50,965	118,645	—	1,058,284
	EDCP	—	—	—	—	—
James Lyski	RRP	38,335	38,335	175,264	—	1,184,539
	EDCP	96,138	5,768	102,037	—	1,232,929
Charles Joseph Wilson	RRP	103,872	31,161	87,668	—	895,392
	EDCP	181,666	10,900	245,633	(278,850)	2,219,285
Shamim Mohammad	RRP	26,935	23,087	102,969	—	882,072
	EDCP	233,806	14,028	191,517	—	2,027,619
(a)These amounts represent payroll deductions and are therefore included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table.”
(b)Company contributions are included in the “All Other Compensation” column of the “Summary Compensation Table” and were credited to each executive’s account after the close of the fiscal year.
(c)We do not pay above-market interest or preferential dividends on investments in the RRP or the EDCP. Earnings are determined by the performance of the mutual funds or other investment vehicles selected by each executive.
(d)For each of Nash, Mayor-Mora, Lyksi, Wilson and Mohammad, the following amounts were reported as compensation to each person in the “Summary Compensation Table” for the fiscal 2023 and fiscal 2024 years, respectively: $765,714; $249,164; $523,298; $247,812; and $858,259.

RETIREMENT RESTORATION PLAN

Our executives are eligible to participate in the RRP. The RRP is a nonqualified defined contribution plan that supplements the Retirement Savings Plan we offer to all of our associates. The RRP allows individuals whose benefits under the Retirement Savings Plan are limited due to the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($350,000 for 2025) to continue to defer portions of their compensation for retirement savings. Eligible associates may defer up to 75% of their combined salary and annual incentive bonus. As we do in our broadly available Retirement Savings Plan, we provide RRP participants with a matching contribution and an additional Company-funded contribution to those participants meeting certain age and service requirements. RRP accounts are paid in a single lump sum payment at separation from service, subject to the requirements of Section 409A of the Internal Revenue Code.

EXECUTIVE DEFERRED COMPENSATION PLAN

Our executives are also eligible to participate in the EDCP. The EDCP is an additional nonqualified deferred compensation plan that permits eligible associates to elect to defer portions of their compensation to save for retirement or other life events. Eligible associates may defer up to 75% of their salary and up to 90% of their annual incentive bonus. The EDCP provides a mechanism for eligible associates to defer the taxation of income and related investment gains until the compensation is actually received at a later date. While the Company does not directly match funds deferred through this plan, we do provide a restorative contribution designed to compensate associates for any loss of Company contributions under the Retirement Savings Plan and RRP due to a reduction in eligible compensation, as defined under those plans, resulting from deferrals into the EDCP. EDCP accounts are paid based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum, a series of annual installments or a partial lump sum followed by a series of annual installments. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates.

All RRP and EDCP accounts are considered unfunded general contractual obligations and are subject to the claims of our general, unsecured creditors.

Potential Payments Upon Termination or Change-in-Control

As discussed beginning on page 37, we have agreed to provide payments or other benefits to our named executive officers under various scenarios related to a termination of employment. This section describes those payments and benefits and the events that trigger them. For ease of reference, this section uses the abbreviation “CIC” for the term “Change-in-Control.”

Our payment obligations under each severance agreement are contingent upon the NEO satisfying the following obligations:
▪During his or her employment and for two years following his or her termination, the NEO must comply with the provisions of a covenant not to compete.
▪During his or her employment and for two years following his or her termination, the NEO may not solicit or induce our associates to leave us or hire any of our associates.
▪During his or her employment and at all times subsequent to the last day of his or her employment, the NEO must hold in strict confidence and safeguard any and all protected information, including our trade secrets.
▪The NEO must return our property and must execute an agreement releasing us from any claims.

In 2014, the Committee reduced the scope of the potential payments and benefits for any newly named executive officers. Accordingly, the potential payments and benefits provided to each of Mr. Mayor-Mora, Mr. Lyski, Mr. Wilson and Mr. Mohammad (the “post-2014 group”), who became executive officers after this change, differ from those that would potentially be provided to Mr. Nash. These differences are highlighted in the “Table of Potential Payments Upon Termination or Change-in-Control” and related footnotes.

TERMINATION SCENARIOS THAT MAY TRIGGER PAYMENTS AND BENEFITS

There are four categories of events related to a termination of employment that may trigger payments or other benefits under the severance agreements we have with our NEOs: (i) retirement; (ii) death or disability; (iii) involuntary termination; and (iv) voluntary termination. The following chart describes each category.

Category	Specific Event	Requirements
Retirement	Early Retirement	Termination due to early retirement occurs when a NEO voluntarily terminates their employment at a time when they are eligible for “early retirement” as this term is defined in our Pension Plan (generally, a NEO is eligible for early retirement after age 55 with at least ten years of service or after age 62 with at least seven years of service). The effective date of termination due to early retirement is the date set forth in a notice from the NEO to us. Mr. Nash, Mr. Mayor-Mora, Mr. Lyski, and Mr. Mohammad are currently the only NEOs eligible for early retirement.
	Normal Retirement	Termination due to normal retirement occurs when a NEO voluntarily terminates their employment at a time when they are eligible for “normal retirement” as this term is defined in our Pension Plan (generally, a NEO is eligible for normal retirement after age 65 with at least five years of service). None of our currently employed NEOs are eligible for normal retirement.
Death or Disability	Death	The effective date of termination is the date of death.
	Disability	Termination due to disability occurs when we notify the NEO that we have decided to terminate them because they have a physical or mental illness that causes them: (i) to be considered “disabled” for the purpose of eligibility to receive benefits under our long-term disability plan if they are a participant; or (ii) if they do not participate in this plan, to be unable to substantially perform the duties of their position for a total of 180 days during any period of 12 consecutive months and a physician selected by us has furnished to us a certification that the return of the NEO to their normal duties is impossible or improbable. The effective date of termination is the date set forth in a notice from us to the NEO.

Involuntary Termination	For Cause
We will not owe any payments to a NEO as a result of a termination for cause. Termination for cause occurs when we decide to terminate a NEO based on our good faith determination that one of certain events have occurred. These events generally consist of, or relate to, the NEO’s material breach of his severance agreement, the NEO’s willful failure to perform his duties or the NEO’s conviction of a felony or a crime involving dishonesty or moral turpitude. The effective date of termination is the date of the termination.

	Without Cause	Termination by us without cause occurs when we terminate the NEO’s employment for any reason other than for cause or disability. The effective date of termination is the date of the notice from us to the NEO.
Voluntary Termination	For Good Reason	Termination by the NEO for good reason occurs when the NEO terminates their employment for one of the following events, which we do not cure: (i) a reduction in the NEO’s base salary (which was not part of an across-the-board reduction) or target bonus rate; (ii) a material reduction in the NEO’s duties or authority; (iii) a required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office; or (iv) our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the severance agreement within 15 days after a merger, consolidation, sale or similar transaction. The effective date of termination is the date set forth in a notice from the NEO to us.
	Without Good Reason	Termination by the NEO without good reason occurs when the NEO terminates their employment for any reason other than good reason, as described above. The effective date of termination is the date set forth in a notice from the NEO to us, which notice must be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to a NEO as a result of a termination without good reason.

The benefits paid in connection with each of these categories may change if the termination event occurs during the two years following a CIC or an asset sale. Each agreement defines a CIC as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of our Board following the transaction. Each agreement defines an asset sale as a sale of all or substantially all of CarMax’s assets in a single transaction or a series of related transactions.

TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table shows the estimated payments and benefits that we would provide to each NEO under various scenarios related to a termination of employment or a CIC. The table assumes that each termination event occurred on February 28, 2025. Accordingly, we made certain calculations using a common stock value of $82.97 per share, which was the closing market price on February 28, 2025, the last trading day of our fiscal year. The footnotes to the table explain how these amounts are calculated and how they are paid (that is, in a lump sum or over an extended period). The payments described below would be made by CarMax. Section 409A of the Internal Revenue Code imposes a six-month delay on payments related to a termination of employment in certain circumstances. Accordingly, the payment (or first payment) of any amount listed below may be delayed by six months.

The following table does not include amounts payable to each NEO under our Pension Plan, Benefit Restoration Plan, Retirement Restoration Plan or Executive Deferred Compensation Plan, the details of which can be found in the sections titled “Pension Benefits in Fiscal 2025” and “Nonqualified Deferred Compensation in Fiscal 2025.” None of the termination events discussed below enhances or reduces any payments to be made under these plans.

Mr. Nash, Mr. Mayor-Mora, Mr. Lyski, and Mr. Mohammad are eligible for “early retirement” as of February 28, 2025; accordingly no figures appear in the “early or normal retirement” column for Mr. Wilson in the table below.

			TYPE OF TERMINATION EVENT
Name	Type of Payment		Termination Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
William D. Nash	Severance Payment(a)		5,326,200	5,326,200	—	—	—
	Annual Incentive Bonus(b)		3,446,817	—	3,446,817	2,155,608	2,155,608
	Long-Term Equity Award(c)		5,941,201	5,941,201	22,650,447	16,949,744	5,941,201
	Other Payments:	Good Reason(d)	—	2,155,608	—	—	—
		CIC(e)	—	—	—	—	13,988,994
	Other Benefits:	Health(f)	22,593	22,593	—	—	22,593
		Financial Services(g)	16,335	16,335	16,335	16,335	16,335
		Outplacement(h)	50,000	50,000	—	—	50,000
	TOTAL		14,803,146	13,511,937	26,113,599	19,121,687	22,174,731
Enrique N. Mayor-Mora	Severance Payment(a)		1,164,156	—	—	—	—
	Annual Incentive Bonus(b)		—	—	—	—	—
	Long-Term Equity Award(c)		935,393	935,393	3,699,621	2,701,326	935,393
	Other Payments:	Good Reason(d)	—	—	—	—	—
		CIC(e)	—	—	—	—	1,164,156
	Other Benefits:	Health(f)	—	—	—	—	—
		Financial Services(g)	16,335	16,335	16,335	16,335	16,335
		Outplacement(h)	—	—	—	—	—
	TOTAL		2,115,884	951,728	3,715,956	2,717,661	2,115,884
James Lyski	Severance Payment(a)		1,052,678	—	—	—	—
	Annual Incentive Bonus(b)		—	—	—	—	—
	Long-Term Equity Award(c)		1,080,860	1,080,860	4,202,358	3,103,669	1,080,860
	Other Payments:	Good Reason(d)	—	—	—	—	—
		CIC(e)	—	—	—	—	1,052,678
	Other Benefits:	Health(f)	—	—	—	—	—
		Financial Services(g)	16,335	16,335	16,335	16,335	16,335
		Outplacement(h)	—	—	—	—	—
	TOTAL		2,149,873	1,097,195	4,218,693	3,120,004	2,149,873

			TYPE OF TERMINATION EVENT
Name	Type of Payment		Termination Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
Charles Joseph Wilson	Severance Payment(a)		1,050,000	—	—	—	—
	Annual Incentive Bonus(b)		—	—	—	—	—
	Long-Term Equity Award(c)		105,731	105,731	—	2,694,079	105,731
	Other Payments:	Good Reason(d)	—	—	—	—	—
		CIC(e)	—	—	—	—	1,050,000
	Other Benefits:	Health(f)	—	—	—	—	—
		Financial Services(g)	16,335	16,335	—	16,335	16,335
		Outplacement(h)	—	—	—	—	—
	TOTAL		1,172,066	122,066	—	2,710,414	1,172,066
Shamim Mohammad	Severance Payment(a)		938,897	—	—	—	—
	Annual Incentive Bonus(b)		—	—	—	—	—
	Long-Term Equity Award(c)		881,384	881,384	3,398,693	2,523,857	881,384
	Other Payments:	Good Reason(d)	—	—	—	—	—
		CIC(e)	—	—	—	—	938,897
	Other Benefits:	Health(f)	—	—	—	—	—
		Financial Services(g)	16,335	16,335	16,335	16,335	16,335
		Outplacement(h)	—	—	—	—	—
	TOTAL		1,836,616	897,719	3,415,028	2,540,192	1,836,616

(a)For Mr. Nash, we calculate his severance payment using the following formula: 2 x (Base Salary + (Last Annual Bonus as determined by the Compensation and Personnel Committee)). This amount is paid in equal monthly installments over the 24-month period following the date of termination. As of February 28, 2025, the last annual bonus as determined by the Compensation and Personnel Committee was the fiscal 2024 bonus, which is set forth in the “Summary Compensation Table.” For the post-2014 group, the severance payment is equal to each NEO’s then-current bi-weekly salary amount, to be paid for and over the course of 39 bi-weekly periods.
(b)The Annual Incentive Bonus is the bonus paid pursuant to our Bonus Plan. For Mr. Nash, his severance agreement provides for a bonus payment, calculated in one of two ways, in certain termination scenarios. If Mr. Nash is terminated without cause or retires, we pay a pro rata actual bonus, which is the pro rata share of his annual bonus based on actual performance for the fiscal year in which the termination occurs. The pro rata actual bonus is paid to Mr. Nash in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2025, our fiscal year end, the pro rata actual bonus is equal to Mr. Nash’s actual bonus for fiscal 2025. In contrast, if Mr. Nash is terminated without cause—or leaves the Company for good reason—following a CIC, or if Mr. Nash dies or becomes disabled, we pay a pro rata target bonus. The pro rata target bonus is the pro rata share of Mr. Nash’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The pro rata target bonus is paid to Mr. Nash in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2025, our fiscal year end, the pro rata target bonus is equal to Mr. Nash’s target bonus amount. The severance agreements with the post-2014 group do not provide for a bonus payment in these scenarios.
(c)Following the designated termination events, all or a portion of the equity awards made to the NEO during the course of his employment will vest and become exercisable in accordance with the terms and conditions of our Stock Incentive Plan and the individual award agreement. For additional information regarding each NEO’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2025 Year End” table. The value of the vested but unexercised portion of each option has not been included in the amounts reported above because their receipt is not accelerated by termination events.

(d)Mr. Nash’s severance agreement provides for a Good Reason Payment, which is a one-time payment made to Mr. Nash following his termination for Good Reason. It is equal to Mr. Nash’s base salary on the date of termination multiplied by a certain percentage, which percentage is generally the same as Mr. Nash’s target bonus percentage. The Good Reason Payment is paid in a lump sum cash payment within ten days after the date of termination. The severance agreements with the post-2014 group do not provide for a Good Reason payment (unless it occurs following a CIC).
(e)For Mr. Nash, the Change-in-Control Payment is equal to 2.99 times his final compensation, which consists of the sum of his base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to Mr. Nash for the two most recently completed fiscal years. As of February 28, 2025, the higher annual bonus was the fiscal 2025 bonus. The Change-in-Control Payment will be paid to Mr. Nash in equal monthly installments over the 24-month period following the date of termination, unless the payment is related to an Internal Revenue Code Section 409A CIC event, as that term is defined in his agreement, in which case the Change-in-Control Payment will be paid in a lump sum cash payment on the forty-fifth day after the date of termination. The severance agreement with the post-2014 group only provides for a payment in connection with a CIC if employment is terminated following the CIC for Good Reason (as defined in each severance agreement). The payment would be equal to each NEO’s then-current bi-weekly salary amount, to be paid for and over the course of 39 bi-weekly periods.
(f)If the NEO elects to continue coverage under our health, dental or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the NEO will be responsible for remitting to us the appropriate COBRA premium. We will reimburse Mr. Nash for a portion of the COBRA premium equal to the sum of: (i) the amount that we would have otherwise paid for the coverage if he had remained an active associate; and (ii) the COBRA administration fee. This partial COBRA reimbursement will be paid in equal monthly installments for up to an 18-month period. For purposes of this table, we have assumed that Mr. Nash elected to continue his coverage on February 28, 2025, for the full 18-month period. The severance agreements with the post-2014 group do not provide for this benefit.
(g)We provide a tax and financial planning benefit to our NEOs for the one-year period following early or normal retirement, termination without cause (including death, disability or a termination for good reason) and a CIC. The annual cost of this service is $16,335.
(h)Outplacement services are available to Mr. Nash in an amount not to exceed $50,000. This table assumes that the maximum outplacement benefit is paid to Mr. Nash. The severance agreements with the post-2014 group do not provide for this benefit.

CEO Pay Ratio

The following information about the relationship between the compensation of our employees and the compensation of Mr. Nash, our President and Chief Executive Officer, is provided in compliance with the requirements of Item 402(u) of Regulation S-K of the Securities Exchange Act of 1934 (“Item 402(u)”). In fiscal 2025, the estimated median of the annual total compensation of our employees, excluding Mr. Nash, was $56,060. Mr. Nash’s total compensation for fiscal 2025, as reported in the Summary Compensation Table of this proxy statement, was $17,116,845. Due to the shift in fiscal 2025 from one-year performance periods established each year to a three-year performance measurement period for PSU awards, Mr. Nash’s total compensation for fiscal 2025 as reported in the Summary Compensation Table includes stock award amounts attributable to one-third of the PSUs issued in fiscal 2023, one-third of the PSUs issued in fiscal 2024, and the entirety of the PSUs issued in fiscal 2025, which results in a larger total compensation valuation for Mr. Nash for fiscal 2025 than as compared to prior years when the Company utilized one-year performance periods for PSUs. The resulting estimated ratio of the annual total compensation of Mr. Nash to the median of the annual total compensation of all employees was 305 to 1.

We took the following steps in identifying the median of the annual total compensation of all our employees. We determined that, as of January 1, 2025, our employee population was equal to 29,319 individuals, all located in the United States. This number includes all the individuals determined to be employees for federal tax purposes, whether full-time, part-time, or temporary, as of that date. We continued to use a January 1 measuring date, which is within the last three months of our fiscal year as required by Item 402(u), because it aligned with calendar year payroll procedures.

We next identified the employee receiving the median amount of compensation in our employee population. While the methodology we used to select the median employee remained the same as last year, we selected a new median employee this year to ensure the pay ratio accurately reflects the median of the annual total compensation of all our employees. To identify the employee, we compared the amount of wages and other compensation received by each employee, other than Mr. Nash, as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for the calendar year ended December 31, 2024. This compensation measure was annualized for permanent employees who were employed on the measuring date but who did not work for the full calendar year. The compensation measure was consistently applied to all our employees.

As required by Item 402(u), once we identified our median employee we measured that employee’s annual total compensation for the 2025 fiscal year by adding together the same elements of compensation that are included in Mr. Nash’s total fiscal 2025 compensation reported in the Summary Compensation Table.

The resulting pay ratio was calculated in a manner consistent with Item 402(u) and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the pay ratio at CarMax. Other public companies may use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult, for this and other reasons, to compare our reported pay ratio to pay ratios reported by other companies.

Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO named executive officers (“Non-PEO NEOs”) and Company performance for the fiscal years listed below. The Compensation Actually Paid amounts shown below are prepared in accordance with Item 402(v) of Regulation S-K. The Compensation and Personnel Committee did not specifically consider the Compensation Actually Paid amounts when determining NEO compensation for fiscal years 2021 through 2025. For a discussion of how the Compensation and Personnel Committee seeks to align pay with performance when making executive compensation decisions, please see the section above titled “Compensation Discussion and Analysis” beginning on page 24.

PAY VERSUS PERFORMANCE TABLE

Fiscal Year	Summary Compensation Table Total for PEO(a) ($)	Compensation Actually Paid to PEO (a) (b) (c) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs(a) (b) (c) ($)	Value of Initial Fixed $100 Investment Based on: (d)		Net Income ($ Millions)	Adjusted EBIT(e) ($ Millions)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2025	17,116,845	17,062,251	3,891,084	3,916,205	94.99	222.34	501	795
2024	12,257,314	12,289,963	2,540,439	2,545,118	90.48	192.01	479	766
2023	11,588,743	(3,838,775)	2,374,371	(266,923)	79.07	124.47	485	749
2022	13,689,123	11,139,628	3,183,175	3,297,303	125.22	158.40	1,151	1,584
2021	9,891,893	31,282,047	3,057,748	8,306,849	136.88	147.99	747	1,050

(a)Mr. Nash was our PEO for each fiscal year presented. The individuals comprising the Non-PEO NEOs for each fiscal year presented are listed below.

Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024	Fiscal 2025
Enrique N. Mayor-Mora	Enrique N. Mayor-Mora	Enrique N. Mayor-Mora	Enrique N. Mayor-Mora	Enrique N. Mayor-Mora
Edwin J. Hill	James Lyski	James Lyski	James Lyski	James Lyski
Eric M. Margolin	Shamim Mohammad	Shamim Mohammad	Charles Joseph Wilson	Charles Joseph Wilson
Thomas W. Reedy	Diane L. Cafritz	Diane L. Cafritz	Shamim Mohammad	Shamim Mohammad
Edwin J. Hill
Eric M. Margolin

(b)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote (c) below.

(c)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals (or, in the case of the Non-PEO NEOs, the average of the totals) from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. There were no adjustments for inclusion of pension service cost or prior service cost because the Company’s defined benefit pension plans were frozen as of December 31, 2008, as described in the narrative to the “Pension Benefits in Fiscal 2025” table.

Fiscal Year	Summary Compensation Table Total for William D. Nash ($)	Exclusion of Change in Pension Value for William D. Nash ($)	Exclusion of Stock Awards and Option Awards for William D. Nash ($)	Inclusion of Equity Values for William D. Nash ($)	Compensation Actually Paid to William D. Nash ($)
2025	17,116,845	(11,126)	(12,109,385)	12,065,917	17,062,251
2024	12,257,314	(7,015)	(9,320,852)	9,360,516	12,289,963
2023	11,588,743	—	(8,865,651)	(6,561,867)	(3,838,775)
2022	13,689,123	—	(8,644,791)	6,095,296	11,139,628
2021	9,891,893	(977)	(6,999,999)	28,391,130	31,282,047

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	3,891,084	(1,368)	(2,043,731)	2,070,220	3,916,205
2024	2,540,439	(735)	(1,419,600)	1,425,014	2,545,118
2023	2,374,371	—	(1,361,434)	(1,279,860)	(266,923)
2022	3,183,175	(692)	(1,697,356)	1,812,176	3,297,303
2021	3,057,748	(4,870)	(1,830,920)	7,084,891	8,306,849

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Fiscal Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for William D. Nash ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for William D. Nash ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for William D. Nash ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for William D. Nash ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for William D. Nash ($)	Total - Inclusion of Equity Values for William D. Nash ($)
2025	14,851,788	(840,041)	—	(1,945,830)	—	12,065,917
2024	9,283,691	363,030	—	(286,205)	—	9,360,516
2023	6,188,670	(8,972,961)	—	(3,777,576)	—	(6,561,867)
2022	6,285,491	(3,529,135)	—	3,338,940	—	6,095,296
2021	17,423,079	12,751,653	—	(1,783,602)	—	28,391,130

Fiscal Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	2,507,473	(125,865)	—	(311,388)	—	2,070,220
2024	1,412,455	61,267	—	(48,708)	—	1,425,014
2023	950,489	(1,549,074)	—	(681,275)	—	(1,279,860)
2022	895,895	(458,627)	383,234	991,674	—	1,812,176
2021	3,486,985	2,438,705	1,016,899	142,302	—	7,084,891

(d)The Peer Group TSR set forth in this table utilizes the S&P 500 Retailing Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended February 28, 2025. The comparison assumes $100 was invested for the period starting February 29, 2020, through the end of the listed year in the Company and in the S&P 500 Retailing Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(e)We determined Adjusted EBIT to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs for fiscal year 2025, fiscal 2024 and fiscal year 2023. EBIT is earnings before interest and taxes, and the Committee defined “Adjusted EBIT” as EBIT that excludes the impact of any unrealized gains or losses on equity investments in private companies (or companies in which CarMax initially invested while that company was private but had subsequently gone public) as well as other significant non-cash gains or losses that are non recurring in nature; however, including in EBIT for the relevant fiscal year the realized gains and losses in those investments to the extent that such gains or losses were realized in the applicable fiscal year. Adjusted EBIT may not have been the most important financial performance measure for fiscal years 2022 and 2021 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

RELATIONSHIPS BETWEEN CERTAIN DATA IN THE PAY VERSUS PERFORMANCE TABLE

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between (i) the Company’s cumulative TSR over the five most recently completed fiscal years and the S&P 500 Retailing Index’s cumulative TSR over the same period, and (ii) the Compensation Actually Paid to our PEO and the average of Compensation Actually Paid to our Non-PEO NEOs.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the five most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Net Income
Compensation Actually Paid ($ Millions)
Net Income ($ Millions)
35
30
25
20
15
10
5
0
-5
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
31.3
8.3
747
11.1
3.3
1,151
-3.8
-0.3
485
12.3
2.5
479
17.1
3.9
501
2021
2022
2023
2024
2025
Fiscal Year
William D. Nash Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
CarMax, Inc. Net Income

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company-Selected Measure

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted EBIT during the five most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Adjusted EBIT
Compensation Actually Paid ($ Millions)
Adjusted EBIT ($ Millions)
35
30
25
20
15
10
5
0
-5
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
31.3
8.3
1,050
1,584
11.1
3.3
749
-3.8
-0.3
766
12.3
2.5
17.1
795
3.9
2021
2022
2023
2024
2025
Fiscal Year
William D. Nash Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Adjusted EBIT ($ Millions)

TABULAR LIST OF MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES

CarMax used only the two financial performance measures set forth below to link Compensation Actually Paid to our NEOs for fiscal 2025 to company performance.

Most Important Measures for Determining PEO and Non-PEO NEO Pay
Adjusted EBIT
Pre-tax Income

DIRECTOR COMPENSATION

Our non-employee directors are compensated for their services as described below. Mr. Nash does not receive any compensation for serving as a director.

Director Compensation Program

The following table describes the components of our non-employee director compensation program for fiscal 2025. The Compensation and Personnel Committee (the “Committee”) reviews this program annually and recommends changes to the Board as appropriate.

Compensation Element	Director Compensation Program(a)
Annual Cash Retainer	$95,000
Annual Equity Retainer	$185,000(b)
Board Chair Fee	$200,000
Lead Independent Director Fee	$50,000
Committee Chair Fee	$35,000 for the Audit Committee $25,000 for the Compensation and Personnel Committee $20,000 for the Nominating and Governance Committee $20,000 for the Technology and Innovation Committee
Audit Committee Fee	$5,000
Board Meeting Fee	None(c)
Committee Meeting Fee	$1,500 per in-person meeting and $750 per telephonic meeting
(a)In addition to the compensation elements disclosed above, we reimburse our directors for travel and other necessary business expenses incurred in the performance of their services to us. Each non-employee director whose term in office began before June 2014 is eligible for coverage under our health, dental and vision plans at the same rates at which coverage is offered to our associates. Non-employee directors may not use our plane for personal travel.
(b)The annual equity retainer consists of restricted stock units vesting on the one-year anniversary of the grant date. Restricted stock units granted to non-employee directors in fiscal 2025 will vest on July 1, 2025, while also permitting the deferral of the receipt of the vested shares until a later date.
(c)We do not pay directors a fee for attending a board meeting unless there are more than eight board meetings during a fiscal year. If there were more than eight meetings, then we would pay $1,500 per in-person meeting and $750 per telephonic meeting.

Each year, the Committee, with the assistance of Semler Brossy, its independent compensation consultant, conducts an analysis of non-employee director compensation at CarMax in relation to the compensation paid for director services at our peer group companies and in the marketplace more broadly. As a result of this analysis, the Committee recommended, and the Board approved, that the compensation paid for director services remain unchanged for fiscal 2025 compared with fiscal 2024.

Our corporate governance guidelines include director stock ownership guidelines. These guidelines require non-employee directors to own CarMax common stock or other forms of equity with a value equivalent to five times the annual cash retainer within five years of joining the Board. Each of our non-employee directors met this guideline as of February 28, 2025.

Non-Employee Director Compensation in Fiscal 2025

The following table provides each element of non-employee director compensation for fiscal 2025.

Name	Fees Earned or Paid in Cash(a) ($)	Stock Awards(b)(c) ($)	All Other Compensation(d) ($)	Total ($)
Peter J. Bensen	143,250	185,004	5,000	333,254
Ronald E. Blaylock	126,000	185,004	5,179	316,183
Sona Chawla	124,000	185,004	5,000	314,004
Thomas J. Folliard	295,000	185,004	14,069	494,073
Shira D. Goodman	120,250	185,004	—	305,254
David W. McCreight	101,000	185,004	—	286,004
Mark F. O’Neil	112,000	185,004	10,000	307,004
Pietro Satriano(e)	109,000	185,004	—	294,004
Marcella Shinder	103,250	185,004	—	288,254
Mitchell D. Steenrod	150,250	185,004	13,607	348,861
(a)Represents the cash compensation earned in fiscal 2025 for Board, Committee, and Board and Committee chair service.
(b)Represents the aggregate grant date fair value of the restricted stock unit awards made in fiscal 2025 as determined in accordance with ASC Topic 718. In July 2024, we granted 2,598 shares of restricted stock units to each non-employee director then in office.
(c)The following table provides information on the number of shares of unvested restricted stock units and the number of shares of vested restricted stock units for which payment has been deferred as of February 28, 2025.

Name	Restricted Stock Units (#)
Peter J. Bensen	14,543
Ronald E. Blaylock	2,598
Sona Chawla	14,543
Thomas J. Folliard	14,543
Shira D. Goodman	4,619
David W. McCreight	11,736
Mark F. O’Neil	11,121
Pietro Satriano	13,562
Marcella Shinder	12,333
Mitchell D. Steenrod	14,543
(d)Represents matching charitable gifts made by The CarMax Foundation as part of its matching gifts program and the cost to CarMax for participation in its health, dental and vision plans (both the matching gifts program and the plans are broadly available to all CarMax associates). None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the non-executive director.
(e)Mr. Satriano’s director fees were paid to JMPS Advisory LLC.

PROPOSAL FOUR: SHAREHOLDER SPECIAL MEETING RIGHT

In accordance with SEC regulations, the shareholder proposal and supporting statement presented below were submitted by a shareholder and are quoted verbatim. We disclaim all responsibility for the content of the proposal and the supporting statement.

John Chevedden, whose address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has advised CarMax that he intends to present the following shareholder proposal at the annual shareholders meeting. The proponent owns 30 shares of CarMax common stock.

Shareholder Proposal

Proposal 4 — Special Shareholder Meeting Improvement

Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.

A shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. A shareholder right to call for a special shareholder meeting will help ensure that the CarMax Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting.

Companies like to claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a letter to the CEO.

To guard against the CarMax Board of Directors becoming complacent shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when the need arises.

This proposal topic is now more important than ever because there has been a mad rush of Board exculpation proposals to limit the financial liability of directors when they violate their fiduciary duty which is a disincentive for good director performance. Since a special shareholder meeting can be called to replace a director, adoption of this proposal could foster better performance by our directors.

With the widespread use of online shareholder meetings it is much easier for management to conduct a special shareholder meeting for important issues and CarMax bylaws thus need to be updated accordingly.

Please vote yes:
Special Shareholder Meeting Improvement — Proposal 4

The Board’s Statement in Opposition

The Board has carefully considered the foregoing shareholder proposal and concluded that it is not in the best interests of CarMax or its shareholders and recommends that shareholders vote against the proposal. Our reasons are described below.

Our current special meeting right strikes the appropriate balance and is consistent with market practice.

The Board recognizes that providing shareholders with the right to call special meetings is viewed by some shareholders as an important governance mechanism. After thoughtful consideration, and consistent with its practice of considering shareholder feedback, the Board amended CarMax’s Bylaws in January 2025 to enable shareholders owning a combined 20% of CarMax’s outstanding shares of common stock to require CarMax to call a special meeting.

We believe that the current 20% ownership threshold is reasonable and strikes an appropriate balance between enhancing our shareholders’ ability to act on important and urgent matters and ensuring that a meaningful percentage of our shareholders agree on the need for a special meeting before a special meeting can be called. Our concern with a threshold set too low is that a small group of shareholders could use special meetings to advance their own interests, without regard to the broader interests of CarMax’s shareholders and may be contrary to the best interests of CarMax and its shareholders. Further, special meetings impose significant administrative and operational costs on the Company, requiring a significant amount of attention by the Board, management and employees, distracting them from normal business operations and potentially diverting Board and management time and attention from strategy and execution. Furthermore, shareholders with smaller holdings will continue to have the ability under the SEC’s rules, CarMax’s Bylaws and Virginia law, to present proposals at our annual shareholder meetings.

As of January 2025, of the S&P 500 companies that allow shareholders to call special meetings, more than half have set the threshold at 20% or higher, with nearly one-third of companies setting the aggregate threshold at 25% (FactSet). In addition, nearly one-third of S&P 500 companies do not allow shareholders to call special meetings at all (FactSet). Our special meeting threshold is already lower than most large companies, and we see no reason to reduce it further.

We are committed to strong corporate governance and a robust shareholder engagement program to ensure Board accountability.

We also believe that the current 20% ownership threshold is appropriate because CarMax is committed to high standards of corporate governance and actively engages with its shareholders. Governance at CarMax is centered around the principle of integrity, which guides our actions to uphold the ethical standards of our business and culture. Our Board and its four committees direct our governance framework and practices. The Board regularly reviews these practices and has made significant changes to these practices in response to shareholder feedback. Our Board also reviews our leadership structure periodically to ensure it continues to be effective. For additional information regarding our commitment to strong corporate governance, including our shareholder-focused practices, see page 10 of this Proxy Statement.

We maintain regular engagement with our shareholders, seeking a comprehensive understanding of their perspectives on various topics. This approach has proven to be effective, allowing us to gain insights into areas of concern and focus, and has enabled us to remain responsive to shareholder perspectives. We are committed to continuing our proactive engagement efforts to solicit direct feedback from our shareholders, aiding our ability to assess our governance, performance and our strategy. For additional information regarding our commitment to shareholder engagement, see page 19 of this Proxy Statement.

Given the fact that shareholders already have a meaningful and balanced right to call special meetings and CarMax has strong corporate governance practices with Board accountability to shareholders, the Board believes that adoption of the shareholder proposal is both unnecessary and not in the best interests of CarMax’s shareholders.

The affirmative vote of a majority of the votes cast is required to approve the shareholder proposal. The vote is an advisory vote, and therefore not binding.

The Board recommends a vote AGAINST Proposal Four.

CARMAX SHARE OWNERSHIP
Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of March 31, 2025, by:
▪Our CEO and the other named executive officers.
▪Each director or nominee for director.
▪All of our directors and executive officers as a group.

Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Shares that May Be Acquired Within 60 Days after March 31, 2025	Shares of CarMax Common Stock Beneficially Owned as of March 31, 2025(a)(b)	Percent of Class
William D. Nash(c)	972,756	1,146,106	*
Enrique N. Mayor-Mora	145,435	164,489	*
James Lyski	191,573	212,925	*
Charles Joseph Wilson	134,809	149,309	*
Shamim Mohammad	158,341	168,873	*
Directors/Director Nominees
Peter J. Bensen	2,390	7,390	*
Ronald E. Blaylock	—	10,060	*
Sona Chawla	2,020	4,426	*
Thomas J. Folliard	14,543	210,068	*
Shira Goodman	—	31,953	*
David W. McCreight	1,996	4,206	*
Mark F. O’Neil(d)	11,121	27,016	*
Pietro Satriano	10,133	10,133	*
Marcella Shinder	4,410	13,743	*
Mitchell D. Steenrod	4,410	22,144	*
All directors and executive officers as a group (19 persons)	2,061,590	2,597,217	1.70%
* Represents beneficial ownership of less than one percent of the 152,833,478 shares of CarMax common stock outstanding on March 31, 2025.
(a)    In addition to shares of CarMax common stock beneficially owned on March 31, 2025, includes (i) shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after March 31, 2025, (ii) shares of CarMax common stock that will be acquired upon the May 2, 2025 settlement of the PSUs granted to certain officers on May 2, 2022, and (iii) shares of CarMax common stock that could be acquired by certain directors upon the settlement of restricted stock units for which settlement has been deferred until retirement from the Board. Each of the PSUs has been converted to shares of CarMax common stock based upon the actual performance to the goals set by the Compensation and Personnel Committee. Each director restricted stock unit is converted into one share of CarMax common stock upon settlement.
(b)Does not include vested restricted stock units held by non-employee directors (“DSUs”) for which payment has been deferred until the January 1 following the holding director’s retirement from the Board. At the end of the deferral period, one share will be issued for each DSU. The following directors hold the listed number of DSUs excluded from the table for this reason: Mr. Bensen (9,555), Ms. Chawla (9,925), Ms. Goodman (2,021), Mr. McCreight (7,142), Mr. Satriano (3,429), Ms. Shinder (5,325) and Mr. Steenrod (7,535).

(c)Mr. Nash is also a director of CarMax.
(d)15,895 shares held indirectly by Mr. O’Neil’s spouse in a revocable trust.

Share Ownership of Certain Beneficial Owners

The following table includes information regarding the beneficial ownership of our common stock by each person or group known to the Company to own more than 5% of the outstanding shares of our common stock on March 31, 2025.

Name and Address of Beneficial Owner(s)	Number of Shares Owned	Percent of Class
The Vanguard Group, Inc.(a) 100 Vanguard Boulevard Malvern, PA 19355	18,076,909	11.8%
BlackRock, Inc.(b) 50 Hudson Yards New York, NY 10001	12,137,970	7.9%
Principal Global Investors, LLC(c) 801 Grand Avenue Des Moines, IA 50392	9,325,011	6.1%

(a)Information concerning the CarMax common stock beneficially owned was obtained from a Schedule 13G/A filed February 13, 2024. According to the Schedule 13G/A, The Vanguard Group, Inc. has the sole power to dispose of 17,417,051 shares, the shared power to vote 194,876 shares and the shared power to dispose of 659,858 shares of CarMax common stock.
(b)Information concerning the CarMax common stock beneficially owned was obtained from a Schedule 13G/A filed February 5, 2025. According to the Schedule 13G/A, BlackRock, Inc. has the sole power to vote 10,826,603 shares and the sole power to dispose of 12,137,970 shares.
(c)Information concerning the CarMax common stock beneficially owned was obtained from a Schedule 13G/A filed February 13, 2024. According to the Schedule 13G/A, Principal Global Investors, LLC has the shared power to vote 9,325,011 shares and the shared power to dispose of 9,325,011 shares.

Equity Compensation Plan Information

The following table provides information as of February 28, 2025, with respect to our two equity-based compensation plans under which shares of our common stock have been authorized for issuance: (i) our Stock Incentive Plan and (ii) our Employee Stock Purchase Plan (“ESPP”).

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
Stock Incentive Plan	7,308,781	$82.32	5,160,581(a)
Employee Stock Purchase Plan	—	—	1,493,161(b)
Equity compensation plans not approved by security holders	—	—	–
Total	7,308,781	$82.32	6,653,742
(a)   The remaining common stock available for future issuance under the Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, performance compensation awards, or stock appreciation rights.
(b)    The ESPP authorizes the issuance of 8,000,000 shares of common stock. As of February 28, 2025, 6,506,839 shares have been purchased on the open market and 1,493,161 shares remain available for issuance. Under the ESPP, full- and part-time associates who have been employed for one year or more are eligible to participate. Executive officers may not participate in the ESPP. A participating associate may authorize payroll deductions between 2% and 10% of compensation, up to an annual maximum of $10,000. Each month, the payroll deductions are used to purchase CarMax common stock. Shares are purchased on the open market and the purchase price is the average cost of all shares purchased for a particular month. To encourage participation in the ESPP, we match 15% of the associate’s contribution. An eligible associate may change, cease or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP. There are no outstanding options, warrants, or rights under the ESPP.

GENERAL INFORMATION

Attending the Virtual Annual Meeting
How to Attend
This year our annual shareholders meeting will be held virtually and there will be no in-person meeting location. The annual shareholders meeting is open to all holders of CarMax common stock as of April 17, 2025. Shareholders will be able to attend and participate in the virtual meeting, including voting their shares and asking questions. To attend and participate in our annual meeting, visit www.virtualshareholdermeeting.com/KMX2025 and enter the 16-digit control number listed on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

Our annual meeting will begin promptly at 1:00 p.m., Eastern Time, on June 24, 2025. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure that you can hear the streaming audio. You may begin to log into the virtual platform beginning at 12:45 p.m., Eastern Time, on June 24, 2025.

The virtual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have a strong internet connection from wherever you intend to participate in the annual meeting.

Submitting Questions at the Meeting
Before the Virtual Meeting.
•Log in to proxyvote.com and enter your 16-digit control number.
•Once past the login screen, click on “Submit Questions.”
•Type in your question, and click “Submit.”

During the Virtual Meeting.
•Log into the online meeting platform at www.virtualshareholdermeeting.com/KMX2025, type your question into the “Ask a Question” field, and click “Submit.”

Only shareholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

If you are unable to attend our annual meeting, a replay of the annual meeting will be posted to our website at investors.carmax.com after the meeting.

Voting Information
Shareholders Entitled to Vote
If you owned CarMax common stock at the close of business on April 17, 2025, you can vote at the annual shareholders meeting. Each share of common stock is entitled to one vote.

To conduct the annual shareholders meeting, a majority of our outstanding shares of common stock as of April 17, 2025, must be present or represented by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining whether a quorum exists. There were 152,334,692 shares of CarMax common stock outstanding on April 17, 2025.

How to Vote (Record Owners)
Shareholders of record (that is, shareholders who hold their shares in their own name) may vote in any of the following ways:

●     By Internet Before the Virtual Meeting. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the Control Number included on the Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

●     By Telephone. You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

●     At the Virtual Meeting. While we encourage you to vote your shares prior to the annual meeting, you may vote at the virtual annual shareholders meeting by logging into the virtual platform at www.virtualshareholdermeeting.com/KMX2025 as a shareholder and following the voting link. You will need your 16-digit control number found on your proxy card or notice document to do so.

Participants in our ESPP may vote in any of the ways listed above.

How to Vote (Beneficial Owners)
If your shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), you may vote in any of the following ways:

●     By Internet Before the Virtual Meeting. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

●     By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided.

●     At the Virtual Meeting. While we encourage you to vote your shares prior to the annual meeting, you may vote at the virtual annual shareholders meeting by logging into the virtual platform at www.virtualshareholdermeeting.com/KMX2025 as a shareholder and following the voting link. You will need your 16-digit control number found on your proxy card or notice document to do so.

Deadline for Voting (Before the Virtual Meeting)	For both shareholders of record and beneficial owners of shares held in street name (other than ESPP participants), online and telephone voting is available through 11:59 p.m. ET on Monday, June 23, 2025.

For shares held by ESPP participants in an ESPP account, online and telephone voting is available through 11:59 p.m. ET on Thursday, June 19, 2025.

Changing Your Vote	You may revoke your proxy at any time before it is exercised by submitting a subsequent vote using any of the methods described above.

Effect of Not Voting
Shareholders of Record. If you are a shareholder of record and you:

 ●     Do not vote via the internet before the virtual meeting, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote your shares.

 ●     Sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion on any other matters properly presented for a vote.

Beneficial Owners of Shares Held in Street Name or Participants in the ESPP. If you are a beneficial owner of shares held in street name or a participant in the ESPP and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares generally may vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote your shares on this matter. This is generally referred to as a “broker non-vote.”

Voting Standards	Proposals One (election of directors), Two (ratification of KPMG), Three (advisory approval of executive compensation), and Four (shareholder proposal regarding a shareholder special meeting right) must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast on Proposals One, Two, Three, and Four.
Routine and Non-Routine Proposals
Routine Proposals. Proposal Two (ratification of KPMG) is considered a routine matter. A broker or other nominee generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal Two.

Non-routine Proposals. Proposals One (election of directors), Three (advisory approval of executive compensation), and Four (shareholder proposal regarding a shareholder special meeting right) are considered non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these proposals.

Counting the Votes	A representative of American Election Services, LLC will tabulate the votes and act as inspector of election at the annual shareholders meeting.
Proxy Information
Electronic Access to Proxy Materials and Annual Report
We are providing access to our proxy materials primarily over the internet rather than mailing paper copies of those materials to each shareholder. On or about May 8, 2025, we will mail the Notice to our shareholders. This Notice will provide website and other information for the purpose of accessing proxy materials. The Notice tells you how to:

●     View our proxy materials for the annual shareholders meeting on the internet.

●     Instruct us to send proxy materials to you by mail or email.

Choosing to receive proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual shareholders meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Householding Information
The SEC rules permit the Company and intermediaries, such as a brokerage firm or bank, to deliver only one copy of the Notice, and for those shareholders that received a paper copy of proxy materials in the mail, one copy of our annual report and proxy statement, to multiple shareholders who share the same address, unless the Company has received contrary instructions from the affected shareholder. This method of delivery is known as “householding.” The Company will, upon written or oral request, deliver promptly a separate copy of the annual report, proxy statement or Notice, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered. Registered shareholders wishing to receive a separate set of proxy materials or Notice in the future or registered shareholders sharing an address wishing to receive only a single copy of the proxy materials or Notice in the future may contact the Company’s Transfer Agent: Equiniti Trust Company, LLC, 55 Challenger Road, Floor 2, Ridgefield Park, NJ 07660; 800-937-5449. Beneficial owners of shares held in street name can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation
CarMax pays the cost of soliciting proxies. We will solicit proxies from our shareholders, and, after the initial solicitation, some of our associates or agents may contact shareholders by telephone, by email or in person. We have retained Georgeson, Inc. to solicit proxies for a fee of $9,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.

Website Addresses in the Proxy Statement	Website addresses in this proxy statement are inactive textual references. The information on, or accessible through, these websites is not incorporated by reference into, and is not a part of, this proxy statement.
Other Matters
Other Matters	We are not aware of any matters that may come before the annual shareholders meeting other than the proposals disclosed in this proxy statement. If other matters do come before the annual shareholders meeting, the named proxy holders will vote in accordance with their best judgment.
Next Year’s Meeting	We plan to hold our 2026 annual shareholders meeting on or about June 23, 2026.
Cautionary Statement Regarding Forward-Looking Statements	We caution readers that the statements contained in this Proxy Statement that are not statements of historical fact, including statements about our environmental, social and other sustainability plans, goals, targets, commitments and strategies, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “intend,” “may,” “on track,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon the Company’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. These risks and uncertainties include, without limitation, those set forth in “Item 1A – Risk Factors” in the Company’s most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or subsequent filings with the SEC. We caution investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. We disclaim any intent or obligation to update any forward-looking statements made in this Proxy Statement.

Shareholder Proposal Information
Advance Notice of Director Nominations, Universal Proxy Nominations, and Shareholder Proposals and Other Items of Business
Director Nominations.

● Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in Sections 2.3 and 2.3A of our bylaws. Notice of proxy access director nominees for the 2026 annual shareholders meeting must be received no earlier than December 9, 2025, and no later than January 8, 2026.

● Director nominations that a shareholder intends to present at the 2026 annual shareholders meeting, but does not intend to have included in CarMax’s proxy materials, must be received no earlier than December 9, 2025, and no later than January 8, 2026. The notice must satisfy the requirements set forth in Section 2.3 of our bylaws.

Universal Proxy. Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must satisfy the requirements of our bylaws, including providing the notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 27, 2026.

Shareholder Proposals and Other Items of Business. A shareholder proposal will be acted upon at the 2026 annual shareholders meeting only if it is included in our proxy statement or submitted under Section 1.3 of our bylaws.

To be considered for inclusion in our 2026 proxy statement, a shareholder proposal must be received by our Corporate Secretary no later than January 8, 2026, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

To bring a matter for consideration before the 2026 annual shareholders meeting that is not included in the 2026 proxy statement, you must notify our Corporate Secretary no earlier than the close of business on December 9, 2025, and no later than the close of business on January 8, 2026, and must comply with Section 1.3 of our bylaws.

All director nominations and proposals must be submitted in writing to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

CARMAX, INC.
12800 Tuckahoe Creek Parkway
Richmond, Virginia 23238
(804) 747-0422

www.carmax.com

CARMAX, INC.
12800 TUCKAHOE CREEK PARKWAY
RICHMOND, VA 23238
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 23, 2025 for shares held directly and by 11:59 P.M. ET on June 19, 2025 for shares held in the Carmax Employee Stock Purchase Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KMX2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 23, 2025 for shares held directly and by 11:59 P.M. ET on June 19, 2025 for shares held in the Carmax Employee Stock Purchase Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V72731-P29097

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARMAX, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors for a one year term expiring at the 2026 Annual Shareholders Meeting

Nominees:

	For	Against	Abstain
1a. Peter J. Bensen	☐	☐	☐
1b. Sona Chawla	☐	☐	☐
1c. Thomas J. Folliard	☐	☐	☐
1d. Shira Goodman	☐	☐	☐
1e. David W. McCreight	☐	☐	☐
1f. William D. Nash	☐	☐	☐
1g. Mark F. O'Neil	☐	☐	☐
1h. Pietro Satriano	☐	☐	☐
1i. Marcella Shinder	☐	☐	☐
1j. Mitchell D. Steenrod	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐
3. To approve, in an advisory (non-binding) vote, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST the following proposal:	For	Against	Abstain
4. To vote on a shareholder proposal regarding a shareholder special meeting right.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V72732-P29097

CARMAX, INC.
Annual Meeting of Shareholders
June 24, 2025 1:00 PM ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Enrique Mayor-Mora and John M. Stuckey, III (the "named proxies"), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Carmax, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM ET on June 24, 2025, via live webcast at www.virtualshareholdermeeting.com/KMX2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1; FOR Proposal 2; FOR Proposal 3; and AGAINST Proposal 4.

Continued and to be signed on reverse side.